SUBJECT TO COMPLETION OR AMENDMENT, DATED APRIL 7, 2006

PROSPECTUS SUPPLEMENT                             PROSPECTUS SUPPLEMENT NO. 2 TO
(TO PROSPECTUS DATED SEPTEMBER 17, 2003)    REGISTRATION STATEMENT NO. 333-89136
                                                                  RULE 424(B)(2)

                                [ABN AMRO LOGO]
                                   $_________
                               ABN AMRO BANK N.V.
                                  SENIOR NOTES
                     FULLY AND UNCONDITIONALLY GUARANTEED BY
                              ABN AMRO HOLDING N.V.
                                ----------------
             10-YEAR NOTES DUE APRIL 18, 2016 LINKED TO THE DOW JONES -
                      AIG COMMODITY INDEX TOTAL RETURN(SM)

THE SECURITIES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY AND DO NOT PAY ANY INTEREST DURING THEIR TERM. Instead, as described below, you will receive at maturity a cash payment based on the performance of the Dow Jones - AIG Commodity Index Total Return(SM), which we refer to as the Index, as determined on April 13, 2016, less a reduction amount described below. IF THE LEVEL OF THE INDEX DECREASES RELATIVE TO THE LEVEL OF THE INDEX ON THE DAY WE PRICE THE SECURITIES, OR DOES NOT SUFFICIENTLY INCREASE TO OFFSET THE REDUCTION AMOUNT, YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT.

SECURITIES                         10-year notes linked to the Dow Jones-AIG
                                   Commodity Total Return(SM) due April 18, 2016

PRINCIPAL AMOUNT                   $

INDEX                              Dow Jones - AIG Commodity Index Total
                                   Return(SM)

ISSUE PRICE                        100%

PROPOSED ORIGINAL                  April 19, 2006
ISSUE DATE

PROPOSED PRICING DATE              April 13, 2006

MATURITY DATE                      April 18, 2016, subject to postponement upon
                                   the occurrence of a market disruption event as described in "Description of the Securities - Market Disruption Event"

PAYMENT AT MATURITY                If you hold your Securities to maturity, you
                                   will receive a cash payment at maturity equal to the product of the principal amount of your Securities TIMES the index factor, MINUS the reduction amount determined as of the determination date.

INDEX FACTOR                       The index factor will be equal to the final
                                   index level DIVIDED BY the initial index level.

REDUCTION AMOUNT                   The reduction amount as of the determination
                                   date is equal to the product of the principal amount of your Securities TIMES the index factor TIMES 5% (or 0.05). Because the reduction amount will always reduce the amount payable upon maturity of the Securities, the final index level must increase by at least 5.26% on the determination date for you to receive your principal amount at maturity. We will not compensate you for inflation or any loss related to the time value of money.

FINAL INDEX LEVEL                  The official closing settlement price of the
                                   Index on the determination date, as
                                   calculated by the Calculation Agent. The final index level is subject to adjustment in certain circumstances which we describe in "Description of the Securities--
                                   Discontinuance of the Index; Alteration of Method of Calculation" and "--Market
                                   Disruption Event.

INITIAL INDEX LEVEL                _____, the closing value of the Index on the
                                   pricing date.

DETERMINATION DATE                 April 13, 2016

GUARANTEE                          The Securities will be fully and
                                   unconditionally guaranteed by ABN AMRO
                                   Holding N.V.

DENOMINATIONS                      The Securities will be issued in
                                   denominations of $10,000 principal amount.
                                   You may only purchase Securities in this offering in a minimum of $100,000 aggregate principal amount and $10,000 integral multiples in excess thereof.

NO AFFILIATION WITH                The Index was designed by AIG International
THE INDEX CO-SPONSORS              Inc. and is owned by AIG Financial Products
                                   Corp., both of which are subsidiaries of American International Group, Inc., an affiliate of the agent. The Index is calculated by Dow Jones & Company, Inc. in conjunction with AIG Financial Products Corp.
                                   The obligations represented by the Securities are our obligations, not those of American
                                   International Group, Inc. or Dow Jones &
                                   Company, Inc. Investing in the Securities is not equivalent to investing directly in commodities or the commodity futures contracts comprising the Index or the Index itself.

LISTING We do not intend to list the Securities on any securities exchange.


THE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL AGENCY.

THE SECURITIES INVOLVE RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES. SEE "RISK FACTORS" BEGINNING ON PS-8.

                   PRICE TO PUBLIC    AGENT'S COMMISSIONS   PROCEEDS TO COMPANY
PER SECURITY.......100%               (1)                   100%
TOTAL..............$                  $                     $

(1) In connection with this offering, we intend to enter into an over-the-counter derivative transaction with an affiliate of the agent to hedge certain of our obligations under the Securities. Pursuant to the derivative transaction, the counterparty to that transaction will receive the aggregate value of the reduction amount under the Securities as described under "Description of Securities--Reduction Amount." In addition, the agent in this offering will receive a quarterly fee from the counterparty to the derivative transaction equal to the product of 0.125% per annum of the outstanding principal amount of Securities multiplied by the Index Factor. See "Plan of Distribution."

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            PRICE: 100% PER SECURITY
                         AIG FINANCIAL SECURITIES CORP.
                                      Agent
_____, 2006

     The Securities may not be offered, transferred or sold as part of their initial distribution, or at any time thereafter, to or for the benefit of any person (including legal entities) established, domiciled, incorporated or resident in The Netherlands.

     The Securities are securities (EFFECTEN) within the meaning of article 1 of The Netherlands' Securities Market Supervision Act 1995 (WET TOEZICHT EFFECTENVERKEER 1995). The Securities may be offered in certain countries excluding The Netherlands. Any offer of these Securities, any announcements thereof and all offer notices, publications, advertisements and other documents in which an offer of the Securities is made, or a forthcoming offer is announced, will comply with all applicable laws and regulations of the jurisdiction in which such an offer is made from time to time. A statement to the effect that the offering of the Securities will comply with all applicable rules in the countries in which such offering takes place will be submitted to the Netherlands Authority for the Financial Markets (AUTORITEIT FINANCIELE MARKTEN) pursuant to article 3, paragraph 2 of the Exemption Regulation pursuant to The Netherlands' Securities Market Supervision Act, before any Securities are offered.

     These restrictions shall cease to apply from the date on which the Netherlands Authority for the Financial Markets (AUTORITEIT FINANCIELE MARKTEN) shall have granted a dispensation on the offering of the Securities pursuant to this Prospectus Supplement and the accompanying Prospectus Supplement and the Prospectus.

     In this Prospectus Supplement, the "Bank," "we," "us" and "our" refer to ABN AMRO Bank N.V. and "Holding" refers to ABN AMRO Holding N.V., our parent company. We refer to the Securities offered hereby and the related guarantees as the "Securities."

     "Dow Jones", "AIG(R)", "Dow Jones-AIG Commodity Index Total Return(SM)" and "DJ-AIGCITR(SM)" are service marks of Dow Jones & Company, Inc. ("Dow Jones") and American International Group, Inc. ("American International
Group"), as the case may be, and have been licensed for use for certain purposes by the Bank. The Securities are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. ("AIG-FP"), American International Group, or any of their respective subsidiaries or affiliates, except that the agent for this offering is an affiliate of AIG-FP and American International Group. Subject to the following sentence, none of AIG-FP, American International Group or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in the Securities. As agent in connection with the offer and sale of the Securities, AIG Financial Securities Corp., a subsidiary of AIG-FP and American International Group, is subject to the provisions of Rule 2310 of the NASD regarding the suitability of recommendations to customers.

                                     SUMMARY

    THE FOLLOWING SUMMARY ANSWERS SOME QUESTIONS THAT YOU MIGHT HAVE REGARDING THE SECURITIES IN GENERAL TERMS ONLY. IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION THAT IS CONTAINED IN THE REST OF THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH IN "RISK FACTORS". IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

WHAT ARE THE SECURITIES?

    The Securities are non-principal protected securities linked to the Dow Jones - AIG Commodity Index Total Return(SM), which we refer to as the Index, issued by us, ABN AMRO Bank N.V., and are fully and unconditionally guaranteed by our parent company, ABN AMRO Holding N.V. The Securities have a maturity of ten years. Unlike ordinary debt securities, the Securities do not guarantee any return of principal at maturity, nor do they pay any interest during their term. Instead, you will receive a cash payment at maturity based on the performance of the Index on April 13, 2016, which we call the determination date, less a reduction amount described below. ACCORDINGLY, IF THE VALUE OF THE INDEX ON THE DETERMINATION DATE DECREASES OR DOES NOT INCREASE SUFFICIENTLY TO OFFSET THE REDUCTION AMOUNT DESCRIBED BELOW, YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT.

WHAT WILL I RECEIVE AT MATURITY OF THE SECURITIES?

     If you hold your Securities to maturity, you will receive a cash payment at maturity equal to the product of the principal amount of your Securities TIMES the index factor, MINUS the reduction amount, each determined as of the determination date.

     The calculation agent will determine the index factor by dividing:

     o the official closing settlement price of the Index on the determination date, which we call the final index level, by

     o the closing value of the Index on the date we priced the Securities, which we call the initial index value.

The final index level is subject to adjustment in certain circumstances, as we describe under "Description of Securities--Discontinuance of the Index; Alteration of Method of Calculation" and "--Market Disruption Event" in this Prospectus Supplement.

     The initial index level is          , which was the closing value of the
Index on April 13, 2006, the date we priced the Securities.

     The calculation agent will also calculate the reduction amount as of the determination date by multiplying:

     o    the principal amount of your Securities,

     o    the index factor described above, and

     o    5% (or 0.05).

Because the reduction amount always reduces the amount of your return at maturity, the final index level must increase by at least 5.26% in order for you to receive at least the principal amount of your investment at maturity. We will not compensate you for inflation or any loss related to the time value of money if you receive at maturity only your principal or a minimal return on your Securities.

IF THE FINAL INDEX LEVEL DECREASES OR DOES NOT SUFFICIENTLY INCREASE OVER THE TERM OF THE SECURITY TO OFFSET THE REDUCTION AMOUNT, YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT.

WILL I RECEIVE INTEREST PAYMENTS ON THE SECURITIES?

     No. You will not receive any interest or any other payments on the Securities during the term of the Securities.

CAN YOU GIVE ME EXAMPLES OF THE PAYMENT I WILL RECEIVE AT MATURITY DEPENDING ON THE PERCENTAGE CHANGE IN THE VALUE OF THE INDEX?

     EXAMPLE 1: If, for example, you hold a $10,000 principal amount Security until the maturity date, the initial index level is 300 and the final index level is 120, the index factor would be calculated as follows:

                            Index Factor = 120 = 0.4
                                           ---
                                           300

     The reduction amount would then be calculated as follows:

     Reduction Amount = Principal x Index Factor x 0.05

                          $10,000 x 0.4 x 0.05 = $200

     Therefore, in this example, at maturity, you would receive a cash payment calculated as follows:

                 (Principal x Index Factor) - Reduction Amount =
                         ($10,000 x 0.4) - $200 = $3,800

     In this example, the Index declined by 60% over the life of the Security. However, because the reduction amount further reduces the amount of your return at maturity, you would have lost 62% of your initial investment. AS THE FINAL INDEX LEVEL DECREASES IN VALUE, THE AMOUNT YOU LOSE ON YOUR INVESTMENT WILL BE GREATER THAN THE SIMPLE DECREASE IN THE INDEX BECAUSE OF THE REDUCTION AMOUNT.

     EXAMPLE 2: If, for example, you hold a $10,000 principal amount Security until the maturity date, the initial index level is 300 and the final index level is 312, the index factor would be calculated as follows:

                            Index Factor = 312 = 1.04
                                           ---
                                           300

     The reduction amount would then be calculated as follows:

              Reduction Amount= Principal x Index Factor x 0.05, or
                          $10,000 x 1.04 x 0.05 = $520

     Therefore, in this example, at maturity, you would receive a cash payment calculated as follows:

                 (Principal x Index Factor) - Reduction Amount =
                        ($10,000 x 1.04) - $520 = $9,880

     In this example, the Index increased by 4% over the term of the Security. The reduction amount, however, reduced the amount of your return at maturity. As a result, you would have lost 1.2% of your initial investment. ACCORDINGLY, EVEN IF THE FINAL INDEX LEVEL EXCEEDS THE INITIAL INDEX LEVEL, YOU MAY NOT BENEFIT FROM ANY AMOUNT OF SUCH APPRECIATION DUE TO THE REDUCTION AMOUNT.

     EXAMPLE 3: If, for example, you hold a Security until the maturity date, the initial index level is 300 and the final index level is 360, the index factor would be calculated as follows:

                            Index Factor = 360 = 1.04
                                           ---
                                           300

     The reduction amount would then be calculated as follows:

              Reduction Amount= Principal x Index Factor x 0.05, or
                           $10,000 x 1.2 x 0.05 = $600

     Therefore, in this example, at maturity, the holder would receive a cash payment calculated as follows:

                 (Principal x Index Factor) - Reduction Amount =
                        ($10,000 x 1.2) - $600 = $11,400

     In this example, the Index increased by 20% over the term of the Security. However, because the reduction amount reduces the amount of your return at maturity, the return on your initial investment would be only 14%.

     THESE EXAMPLES ARE FOR ILLUSTRATIVE PURPOSES ONLY. IT IS NOT POSSIBLE TO PREDICT THE CLOSING SETTLEMENT PRICE OF THE INDEX ON THE DETERMINATION DATE. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT. THE FINAL INDEX LEVEL IS SUBJECT TO ADJUSTMENT AS SET FORTH IN "DESCRIPTION OF SECURITIES - DISCONTINUANCE OF THE INDEX; ALTERATION OF METHOD OF CALCULATION" AND "--MARKET DISRUPTION EVENT" IN THIS PROSPECTUS SUPPLEMENT.

     In this Prospectus Supplement, we have provided under the heading "Hypothetical Return Analysis of the Securities at Maturity" the total return of owning the Securities through maturity for various closing values of the Index on the determination date.

DO I GET ALL MY PRINCIPAL BACK AT MATURITY?

     You are not guaranteed to receive any return of principal at maturity. If the closing value of the Index on the determination date is below the initial index level, the amount of cash paid to you at maturity will be less than the principal amount of the Securities and could be zero. In addition, because the reduction amount reduces the amount of your return at maturity, the value of the Index must increase by at least 5.26% in order for you to receive at least the principal amount of your investment at maturity. IF THE INDEX DECLINES IN VALUE OR DOES NOT SUFFICIENTLY INCREASE TO OFFSET THE REDUCTION AMOUNT, YOU COULD LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

WHAT IS THE MINIMUM REQUIRED PURCHASE?

The Securities will be issued in denominations of $10,000 aggregate principal amount. You may only purchase Securities in this offering in a minimum of $100,000 aggregate principal amount and $10,000 integral multiples in excess thereof.

IS THERE A SECONDARY MARKET FOR THE SECURITIES?

     We do not intend to list the Securities on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and, as such, information regarding independent market pricing for the Securities may be limited. You should be willing to hold your Securities until the maturity date. We have no obligation to purchase or redeem the Securities at any point prior to maturity.

Although the agent is not required to do so, it has informed us that it may purchase all or a portion of your Securities, at your option, on each January 13, April 13, July 13 and October 13 starting from July 13, 2006 through and including January 13, 2016 (each, a "repurchase date"), for settlement on the third business day following any such repurchase date. The agent has further informed us that any purchase of Securities on any of those repurchase dates will be subject to a minimum purchase amount of $100,000 principal amount of Securities and to your notifying the agent on or prior to 10 a.m. New York time on any such repurchase date of your intention to sell your securities to the agent. The agent may also impose other restrictions or conditions on any of its purchases of Securities. If the agent elects to repurchase any of your Securities on the above dates following a properly provided notice, the agent has advised us that it is the agent's current intention to repurchase your Securities at a purchase price that will be based on the index factor calculated using a closing level of the Index on the relevant repurchase date and a reduction amount calculated as of the relevant repurchase date, less a breakage fee that will be paid ultimately to us to cover the costs to us of repurchasing the Securities as described under "Plan of Distribution". Whether or not the Securities will be purchased at this price may be dependent on market conditions on the relevant repurchase date. We will not be involved in determining the price for the Securities in connection with any purchase the agent may make. However, we have agreed to repurchase Securities from the agent in a minimum of $1,000,000 aggregate principal amount less a breakage fee as described under "Plan of Distribution."

    YOU SHOULD UNDERSTAND THAT THE AGENT IS NOT REQUIRED TO PURCHASE SECURITIES ON ANY OF THOSE REPURCHASE DATES, AND MAY DISCONTINUE ITS PURCHASES AT ANY TIME. WE ARE NOT OBLIGATED TO PURCHASE OR REDEEM SECURITIES AT ANY TIME PRIOR TO MATURITY, AND WE ARE NOT RESPONSIBLE IF THE AGENT DETERMINES NOT TO REPURCHASE SECURITIES IN ANY REPURCHASE DATE OR ANY OTHER DAYS.

     In addition, the issue price of the Securities includes certain costs of hedging our obligations under the Securities. The cost of hedging includes the profit component that we, and the agent, have charged in consideration for assuming the risks inherent in managing the hedging of the transaction. The fact that the issue price of the Securities includes these costs is expected to adversely affect the price at which the agent is willing to purchase the Securities or any other secondary market price of the Securities, if any such secondary market were to develop. See "Risk Factors--The Inclusion of Cost of Hedging in the Issue Price is Likely to Adverse Affect Secondary Market Prices."

WHAT ARE THE TAX CONSEQUENCES OF OWNING THE SECURITIES?

     The tax treatment of investments in the Securities differs from that of investments in ordinary debt securities. You should review the section in this Prospectus Supplement entitled "Taxation." Additionally, you are urged to consult your tax advisor regarding the tax treatment of the Securities and whether a purchase of the Securities is advisable in light of the tax treatment and your particular situation.

WHAT IS THE INDEX AND HOW HAS IT PERFORMED HISTORICALLY?

     The Index is designed to be a diversified benchmark for commodities as an asset class, and reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index plus the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The Index is currently composed of nineteen futures contracts on physical commodities traded on U.S. exchanges, with the exception of aluminum, nickel and zinc contracts, which trade on the London Metal Exchange, and copper contracts, which trade on both the London Metal Exchange and on a U.S. exchange. You should read "Description of the Index" in this Prospectus Supplement for additional information regarding the Index. The historical closing values of the Index since 1998 are set forth under the heading "Description of the Index - Historical Closing Levels of the Dow Jones-AIG Commodity Index" in this Prospectus Supplement. Past performance of the Index, however, is not indicative of how the Index will perform in the future.

     We are a prominent international banking group offering a wide range of banking products and financial services on a global basis through a network of 3,557 offices and branches in 58 countries and territories as of year-end 2005. We are one of the largest banking groups in the world, with total consolidated assets of EUR 880.8 billion at December 31, 2005. We are the largest banking group in the Netherlands and we have a substantial presence in Brazil and the Midwestern United States. We are one of the largest foreign banking groups in the United States, based on total assets held as of December 31, 2005. We are listed on Euronext and the New York Stock Exchange.

     ABN AMRO Holding N.V. is the parent company of ABN AMRO Bank N.V. Holding's main purpose is to own the Bank and its subsidiaries. All of the Securities issued by the Bank hereunder will be fully and unconditionally guaranteed by Holding.

WHO WILL DETERMINE THE CLOSING VALUE OF THE INDEX ON THE DETERMINATION DATE, THE INDEX FACTOR AND THE REDUCTION AMOUNT?

     We have appointed ABN AMRO Incorporated, which we refer to as AAI, to act as calculation agent for JPMorgan Chase Bank, the trustee for the Securities. As calculation agent, AAI will determine the closing value of the Index on the determination date, the index factor, and the reduction amount. The calculation agent may be required, due to events beyond our control, to adjust any of these calculations, which we describe in "Discontinuance of the Index; Alternation of Method of Calculation" in this Prospectus Supplement" and "--Market Disruption Event."

WHO INVESTS IN THE SECURITIES?

     The Securities are not suitable for all investors. The Securities might be considered by investors who:

o are willing to risk losing some or all of their initial investment in return for the opportunity to participate in the appreciation, if any, which will be decreased by the reduction amount, in the value of the Index on the determination date;

o    do not require an interest income stream;

o are willing to be exposed to fluctuations in commodities prices in general and prices of the Index components in particular; and

o    are willing to hold the Securities until maturity.

     You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

WHAT ARE SOME OF THE RISKS IN OWNING THE SECURITIES?

     Investing in the Securities involves a number of risks. We have described the most significant risks relating to the Securities under the heading "Risk Factors" in this Prospectus Supplement which you should read before making an investment in the Securities.

     Some selected risk considerations include:

o PRINCIPAL RISK. The Securities are not principal protected, which means that there is no guaranteed return of principal. If the final index level is below the initial index level, or not sufficiently above the initial index level to offset the reduction amount, the amount of cash paid to you at maturity will be less than the principal amount of the Securities and could be zero. Accordingly, you may lose some or all of your initial investment if the Index declines or does not sufficiently appreciate.

o CREDIT RISK. Because you are purchasing a security from us, you are assuming our credit risk. In addition, because the Securities are fully and unconditionally guaranteed by Holding, you are assuming the credit risk of Holding in the event that we fail to make any payment or delivery required by the terms of the Securities.

o LIQUIDITY AND MARKET RISK. We do not intend to list the Securities on any securities exchange. While the agent has advised us that it intends to purchase Securities on certain repurchase dates, subject to your notifying the agent, a minimum purchase of $100,000 aggregate principal amount and other conditions, it is not required to do so. Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be limited. The value of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

WHAT IF I HAVE MORE QUESTIONS?

     You should read the "Description of Securities" in this Prospectus Supplement for a detailed description of the terms of the Securities. The Securities offered by the Bank will constitute the Bank's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations. The guarantee of Holding will constitute Holding's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all Holding's other present and future unsecured and unsubordinated obligations.

     You may contact our principal executive offices at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands. Our telephone number is (31-20) 628-9393.

                                    RISK FACTORS

     The Securities are not secured debt and unlike ordinary debt securities, the Securities do not pay interest. There is no guaranteed return of principal. Investing in the Securities is not the equivalent of investing directly in commodities or the commodities futures contracts comprising the Index or the Index itself. This section describes the most significant risks relating to the Securities. YOU SHOULD CAREFULLY CONSIDER WHETHER THE SECURITIES ARE SUITED TO YOUR PARTICULAR CIRCUMSTANCES BEFORE YOU DECIDE TO PURCHASE THEM. IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

THE SECURITIES ARE NOT ORDINARY SENIOR NOTES; THERE IS NO GUARANTEED RETURN OF PRINCIPAL

     The terms of the Securities differ from those of ordinary debt securities in that we will not pay you interest on the Securities and there is no guaranteed return of principal at maturity. The Securities are fully exposed to any decline in the level of the Index. Accordingly, if the final index level on the determination date is below the initial index level, the amount of cash paid to you at maturity will be less than the principal amount of the Securities and could be zero. YOU COULD LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IF THE INDEX DECLINES IN VALUE.

     Furthermore, even if the final index level exceeds the initial index level, the return you receive on the Securities may be less than the return you would have received had you invested your entire principal amount in a conventional debt security with the same maturity issued by us or a comparable issuer. The return you receive on the Securities, if any, may be minimal and may not compensate you for any losses incurred due to inflation or the value of money over time. We cannot predict the future performance of the Index based on historical performance.

THE REDUCTION AMOUNT WILL ALWAYS REDUCE YOUR RETURN ON THE SECURITIES

     In calculating the payment at maturity on the Securities, any increase in the final index level will always be decreased by the reduction amount. As a result, you will not participate fully in the appreciation, if any, of the final index level as compared to the initial index level. In addition, because the reduction amount always reduces your return on the Securities, the value of the Index must increase by at least 5.26% in order for you to receive any return on your investment at maturity. If the value of the Index decreases or does not increase sufficiently to offset the reduction amount, you will receive less than the principal amount of your investment at maturity.

     Moreover, any decrease in the final index level, which will always result in a loss on your investment, will be subject to further loss as a result of the reduction amount. If the final index level is less than the initial index level, your loss will be more than the simple depreciation in the Index.

YOU WILL NOT BENEFIT FROM ANY INCREASE IN THE VALUE OF THE INDEX PRIOR TO THE DETERMINATION DATE

     We will calculate the index ratio, which measures any appreciation or deprecation of the Index and determines the amount payable to you at maturity, as of the determination date only. As a result, any appreciation in the Index prior to the determination date will not increase the payment owed to you at maturity. Even if the Index appreciates significantly prior to the determination date, you will not benefit from such appreciation if the value of the Index is lower on the determination date.

WE DO NOT INTEND TO LIST THE SECURITIES ON ANY SECURITIES EXCHANGE; SECONDARY TRADING MAY BE LIMITED

     You should be willing to hold your Securities until the maturity date. We do not intend to list the Securities on any securities exchange; accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be limited.

     The agent has advised us that it intends to purchase all or a portion of your Securities on certain repurchase dates less a purchase fee, subject to notification by you to the agent by 10:00 a.m. (New York time) on any repurchase date and a minimum purchase of $100,000 principal amount, as described in "Summary--Is there a Secondary Market for the Securities?" HOWEVER, THE AGENT IS NOT OBLIGATED TO DO SO OR MAY IMPOSE OTHER CONDITIONS TO PURCHASING YOUR SECURITIES. If the agent elects to repurchase any of your Securities on any repurchase date following a properly provided notice, the agent has advised us that it is the agent's current intention to repurchase your Securities at a purchase price that will be based on the index factor calculated using a closing level of the Index on the relevant repurchase date and a reduction amount calculated as of the relevant repurchase date, less a fee that will be paid ultimately to us to cover the costs to us of repurchasing the Securities as described under "Plan of Distribution." Whether or not the Securities will be purchased at this price may depend on market conditions on the relevant repurchase date.

Even if a secondary market were to develop, it may not provide enough liquidity to allow you to trade or sell the Securities easily at prices satisfactory to you.

THE INCLUSION OF THE COST OF HEDGING IN THE ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which the agent or any other purchaser is willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, the profit component included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by us or the agent as a result of dealer-discounts, mark-ups or other transaction costs.

THE MARKET VALUE OF THE SECURITIES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS, INCLUDING VOLATILE COMMODITIES PRICES

     The market value of your Securities may fluctuate between the date you purchase them and the determination date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the value of the Index components and the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

o    the time remaining to the maturity of the Securities;

o the volatility (frequency and magnitude of changes in value) of the Index, and each of the Index components;

o supply of and demand for the Securities, including inventory positions with us, our affiliates or any other market maker;

o    factors relating to the commodities markets, which we discuss below;

o    the Treasury Bill rate of interest, and interest rates generally;

o economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the Index or the market price of the Index components; or

o the creditworthiness of the Bank as issuer of the Securities and Holding as the guarantor of the Bank's obligations under the Securities. Any person who purchases the Securities is relying upon the creditworthiness of the Bank and Holding and has no rights against any other person. The Securities constitute the general, unsecured and unsubordinated contractual obligations of the Bank and Holding.

     These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

COMMODITY PRICES MAY CHANGE UNPREDICTABLY, AFFECTING THE VALUE OF THE INDEX AND THE VALUE OF YOUR SECURITIES IN UNFORESEEABLE WAYS

     Trading in futures contracts on physical commodities, including trading in the Index components, is speculative and can be extremely volatile at times. Market prices of the Index components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or "spot" prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the Index and the value of your Securities in varying ways, and different factors may cause the prices of the Index components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

CONCENTRATION RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE SECURITIES

     Because the Securities are linked to the Index, which is composed of a basket of exchange-traded futures contracts on commodities concentrated in a limited number of sectors, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN COMMODITIES AND RELATED FUTURES MAY ADVERSELY AFFECT THE VALUE OF YOUR SECURITIES

     The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price". Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set time period. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the Index and, therefore, the value of your Securities.

FUTURE PRICES OF THE INDEX COMPONENTS THAT ARE DIFFERENT RELATIVE TO THEIR CURRENT PRICES MAY RESULT IN A REDUCED AMOUNT PAYABLE AT MATURITY

     The Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as "rolling". If the market for these contracts is (putting aside other considerations) in "backwardation", which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a "roll yield". The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will not necessarily exist at all times. Moreover, certain of the commodities reflected in the Index, such as gold, have historically traded in "contango" markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative "roll yields," which could adversely affect the value of the Index and, accordingly, decrease the payment you receive at maturity. There can be no assurance, however, that backwardation or roll yields will exist in any particular commodity at any time during the term of the Securities.

HISTORICAL VALUES OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE SECURITIES

     The actual performance of the Index or any component comprising the Index over the term of the Securities, as well as the amount payable at maturity, may bear little relation to the historical values of the Index or the Index components, which have been highly volatile.

CHANGES IN THE TREASURY BILL RATE OF INTEREST MAY AFFECT THE VALUE OF THE INDEX AND YOUR SECURITIES

     The value of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills. Changes in the Treasury Bill rate of interest may affect the value of the Index and thus the amount payable on your Securities at maturity. Assuming the trading prices of the Index components were to remain constant, an increase in the Treasury Bill rate of interest would typically increase the value of the Index and, therefore, the value of your Securities. A decrease in the Treasury Bill rate of interest would typically decrease the value of the Index and, therefore, the value of your Securities.

YOU WILL NOT HAVE RIGHTS IN THE FUTURES CONTRACTS CONSTITUTING THE INDEX

     As an owner of the Securities, you will not have rights that investors in the Index components may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any Index components or commodities underlying the Index components.

TRADING AND OTHER TRANSACTIONS BY OUR AFFILIATES AND AFFILIATES OF THE AGENT IN INSTRUMENTS LINKED TO THE INDEX OR INDEX COMPONENTS MAY IMPAIR THE MARKET VALUE OF THE SECURITIES

     One or more of our affiliates, or the agent or its affiliates (each a "Hedging Party") may hedge our obligations under the Securities by purchasing Index components (including the underlying physical commodities), futures or options on Index components or the Index, or other derivative instruments with returns linked to the performance of Index components or the Index, and these hedges may be adjusted by, among other things, the purchase or sale of any of the foregoing. Any of these hedging activities may, but are not intended to, adversely affect the market price of Index components and the value of the Index and, therefore, the market value of the Securities. It is possible that a Hedging Party could receive substantial returns from these hedging activities while the market value of the Securities declines.

     A Hedging Party may also engage in trading in Index components, futures or options on Index components, the physical commodities underlying the Index components or the Index, and other investments relating to Index components or the Index on a regular basis as part of its general businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the Index components or the value of the Index and, therefore, the market value of the Securities.

     In addition, we and our affiliates, and the agent and its affiliates, actively trade futures contracts and options on futures contracts on the commodities included in the Index. We and they also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments which are linked to the performance of commodities or are linked to the performance of the Index. Certain of our affiliates and the agent and its affiliates may underwrite or issue other securities or financial instruments indexed to the Index and related indices, or may introduce competing products with the Securities. These activities could present conflicts of interest and could affect the value of the Index. For instance, a market maker in a financial instrument linked to the performance of the Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Index components in order to hedge the market maker's position in the financial instrument may, although will not be intended to, affect the market price of the futures contracts included in the Index, which in turn may affect the value of the Index.

     With respect to any of the activities described above, none of us, our affiliates, the agent and its affiliates, has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

     As noted above, we and our affiliates and the agent and its affiliates expect to engage in trading activities related to the Index components (including the underlying physical commodities), futures or options on Index components or the Index, or other derivative instruments with returns linked to the performance of Index components or the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders' interest in the Securities and the interests that we and our affiliates and the agent and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the value of the Index, could be adverse to the interests of the holders of the Securities. Moreover, our affiliates and the agent or its affiliates may have published or may in the future publish research reports with respect to some or all of the Index components and physical commodities generally. This research, if produced, would be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us or our affiliates or the agent or its affiliates may affect the market price of the Index components and the value of the Index and, therefore, the market value of the Securities. With respect to any of the activities described above, none of us, our affiliates, the agent or its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

THE POLICIES OF AIG-FP AND DOW JONES AND CHANGES THAT AFFECT THE COMPOSITION AND VALUATION OF THE INDEX OR THE INDEX COMPONENTS COULD AFFECT THE AMOUNT PAYABLE ON YOUR SECURITIES AND THEIR MARKET VALUE

     The agent is an affiliate of AIG-FP, one of the co-sponsors of the Index along with Dow Jones (together with AIG-FP, the "Index Co-Sponsors"). The actions and policies of AIG-FP and Dow Jones concerning the calculation of the level of the Index, additions, deletions or substitutions of Index components and the manner in which changes affecting the Index components are reflected in the Index could affect the value of the Index and, therefore, the amount payable on your Securities at maturity and the market value of your Securities prior to maturity.

     Additional commodity futures contracts may satisfy the eligibility criteria for inclusion on the Index, and commodity futures contracts currently included in the Index may fail to satisfy such criteria. The weighting factors applied to each included futures contract may change annually, based on changes in commodity production and volume statistics. In addition, AIG-FP and Dow Jones may modify the methodology for determining the composition and weighting of the Index, for calculating its value in order to assure that the Index represents an adequate measure of market performance or for other reasons, or for calculating the value of the Index. Any such changes could adversely affect the value of your Securities.

     Additionally, the composition of the Index will be recalculated annually in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of components of the Index. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the Index for the following year.

THE INDEX MAY IN THE FUTURE INCLUDE CONTRACTS THAT ARE NOT TRADED ON REGULATED FUTURES EXCHANGES

     The Index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as "designated contract markets"). At present, the Index continues to be composed exclusively of regulated futures contracts. As described below, however, the Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

     AAI will serve as the calculation agent. The calculation agent will, among other things, decide the amount of the return paid out to you on the Securities at maturity. For a more detailed description of the calculation agent's role, see "Description of the Securities - Calculation Agent."

     If the Index Co-Sponsors were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Securities. If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under "Description of the Securities - Market Disruption Event," "- Discontinuance of the Index; Alteration of Method of Calculation" and "- Calculation Agent."

     The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on the determination date. This determination may, in turn, depend on the calculation agent's judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates' hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision. See also the following risk factor entitled "The Calculation Agent Can Postpone the Determination of the Final Index Value If A Market Disruption Event Occurs."

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE FINAL INDEX VALUE IF A MARKET DISRUPTION EVENT OCCURS

     The determination of the final index value on the determination date may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such date. If such a market disruption event occurs, then the calculation agent will, in order to determine the final index level, use the settlement prices for the contracts underlying the Index which did not experience a market disruption event and delay the determination of the final index value in order to obtain the settlement prices for the contracts which did experience a market disruption event. In no event, however, will the determination date for the Securities be postponed by more than five index business days. As a result, the maturity date could also be postponed and we will not pay you any interest as a result of such postponement. If the determination date is postponed for five index business days and a market disruption event is still continuing on such fifth day, the calculation agent will make a good faith determination in its sole discretion of the official closing settlement value of the index for such day. See "Description of Securities--Market Disruption Event."

AIG-FP MAY BE REQUIRED TO REPLACE A DESIGNATED CONTRACT IF THE EXISTING FUTURES CONTRACT IS TERMINATED OR REPLACED

     A futures contract known as a "Designated Contract" has been selected as the reference contract for each of the physical commodities underlying the Index components. Data concerning this Designated Contract will be used to calculate the Index. If a Designated Contract were to be terminated or replaced in accordance with the rules set forth in the Dow Jones-AIG Commodity Index Handbook, a comparable futures contract would be selected by the Dow Jones-AIG Commodity Index Oversight Committee, if available, to replace that Designated Contract. The termination or replacement of any Designated Contract may have an adverse impact on the value of the Index.

TAX TREATMENT

     There is no direct legal authority as to the proper U.S. federal income tax characterization of the Securities, and we do not intend to request a ruling from the Internal Revenue Service (the "IRS") or from the Dutch authorities regarding the Securities. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Securities described in the section of this Prospectus Supplement entitled "Taxation." If the IRS were successful in asserting an alternative characterization for the Securities, the timing and character of income on the Securities could differ materially from our description herein. You should review carefully the section in this Prospectus Supplement entitled "Taxation" and consult your tax advisor regarding your particular circumstances.

           HYPOTHETICAL RETURN ANALYSIS OF THE SECURITIES AT MATURITY

     The following table illustrates potential return scenarios per Security at maturity for an investor who purchases the Securities on the original issue date, based on various assumptions set forth below, including hypothetical closing values for the Index. Neither we nor Holding nor any of our affiliates can predict the closing value of the Index at any time in the future. THEREFORE, THE EXAMPLES SET FORTH BELOW ARE FOR ILLUSTRATIVE PURPOSES ONLY AND THE RETURNS SET FORTH IN THE TABLE MAY NOT BE THE ACTUAL RETURNS APPLICABLE TO A PURCHASER OF THE SECURITIES.

ASSUMPTIONS

Hypothetical Initial Index Level:  299.764 (the initial index level will be the official closing settlement price of the Index on the day we price the Securities)



                        PERCENTAGE                                                           TOTAL
                      CHANGE IN THE                                                       PAYMENT PER      TOTAL
    FINAL INDEX        VALUE OF THE      PRINCIPAL        INDEX          REDUCTION         SECURITY      RETURN PER
     LEVEL (A)          INDEX (B)         AMOUNT         FACTOR(C)       AMOUNT (D)        (E) (F)        SECURITY
       ($)                (%)              ($)             (%)              ($)              ($)            (%)
   -------------      -------------    -------------  -------------   -------------     -------------    -------------

       920              206.91%           10,000          3.069           1,534.54        29,156.27       191.56%
       880              193.56%           10,000          2.936           1,467.82        27,888.61       178.89%
       840              180.22%           10,000          2.802           1,401.10        26,620.94       166.21%
       800              166.88%           10,000          2.669           1,334.38        25,353.28       153.53%
       760              153.53%           10,000          2.535           1,267.66        24,085.61       140.86%
       720              140.19%           10,000          2.402           1,200.94        22,817.95       128.18%
       680              126.85%           10,000          2.268           1,134.23        21,550.29       115.50%
       640              113.50%           10,000          2.135           1,067.51        20,282.62       102.83%
       600              100.16%           10,000          2.002           1,000.79        19,014.96        90.15%
       560               86.81%           10,000          1.868             934.07        17,747.29        77.47%
       520               73.47%           10,000          1.735             867.35        16,479.63        64.80%
       480               60.13%           10,000          1.601             800.63        15,211.97        52.12%
       440               46.78%           10,000          1.468             733.91        13,944.30        39.44%
       400               33.44%           10,000          1.334             667.19        12,676.64        26.77%
       360               20.09%           10,000          1.201             600.47        11,408.98        14.09%
       320                6.75%           10,000          1.068             533.75        10,141.31         1.41%
       280               -6.59%           10,000          0.934             467.03         8,873.65       -11.26%
       240              -19.94%           10,000          0.801             400.31         7,605.98       -23.94%
       200              -33.28%           10,000          0.667             333.60         6,338.32       -36.62%
       160              -46.62%           10,000          0.534             266.88         5,070.66       -49.29%
       120              -59.97%           10,000          0.400             200.16         3,802.99       -61.97%
        80              -73.31%           10,000          0.267             133.44         2,535.33       -74.65%
        40              -86.66%           10,000          0.133              66.72         1,267.66       -87.32%
         0             -100.00%           10,000          0.000               0.00             0.00      -100.00%

----------

(a) The final index level is the closing value of the Index on the determination date. The final index level is subject to adjustment as described in this Prospectus Supplement under "Description of Securities--Discontinuance of the Index; Alteration of Method of Calculation."

(b)  Calculated as:

                              (Final Index Value - Initial Index Value)
                              ------------------------------------------
                                            Initial Index Value


(c)  Calculated as:

                                             Final Index Value
                                           ---------------------
                                            Initial Index Value

(d)  Calculated as:


                             Principal x Index Factor x 0.05

(e) If you hold your Securities to maturity, you will receive a cash payment at maturity calculated as:

                           (Principal x Index Factor) - Reduction Amount

     BECAUSE OF THE REDUCTION AMOUNT, YOU WILL LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IF AT MATURITY THE INDEX LEVEL HAS DECREASED COMPARED TO THE INITIAL INDEX LEVEL OR HAS NOT SUFFICIENTLY APPRECIATED TO OFFSET THE REDUCTION AMOUNT.

(f) The total payment per Security presented is exclusive of any tax consequences of owning the Securities. You should consult your tax adviser regarding whether owning the Securities is appropriate for your tax situation. See the sections titled "Risk Factors" and "Taxation" in this Prospectus Supplement.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     Holding is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, Holding files reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy these documents at the Commission's public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and at the Commission's regional offices at Northeast Regional Office, 233 Broadway, New York, New York 10279 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-732-0330 for further information about the Public Reference Room. The Commission also maintains an Internet website that contains reports and other information regarding Holding that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http://www.sec.gov. You can find information Holding has filed with the Commission by reference to file number 1-14624.

     This Prospectus Supplement is part of a registration statement that we and Holding filed with the Commission. This Prospectus Supplement omits some information contained in the registration statement in accordance with Commission rules and regulations. You should review the information and exhibits in the registration statement for further information on us and Holding and the securities we and Holding are offering. Statements in this prospectus concerning any document we and Holding filed as an exhibit to the registration statement or that Holding otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     The Commission allows us to incorporate by reference much of the information that we and Holding file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we and Holding incorporate by reference in this Prospectus Supplement is considered to be part of this Prospectus Supplement. Because we and Holding are incorporating by reference future filings with the Commission, this Prospectus Supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this Prospectus Supplement. This means that you must look at all of the Commission filings that we and Holding incorporate by reference to determine if any of the statements in this Prospectus Supplement or in any document previously incorporated by reference have been modified or superseded. This Prospectus Supplement incorporates by reference the documents listed below, all subsequent Annual Reports on Form 20-F filed by Holding, and any future filings that we or Holding make with the Commission (including any Form 6-K's that we or Holding subsequently file with the Commission) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are identified in such filing as being specifically incorporated by reference into Registration Statement No. 333-89136, of which this Prospectus Supplement is a part, until we and Holding complete our offering of the Securities to be issued hereunder or, if later, the date on which any of our affiliates cease offering and selling these Securities:

     (a) the Annual Report on Form 20-F of ABN AMRO Holding N.V. for the year ended December 31, 2005 filed on April 3, 2006.

     You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at: ABN AMRO Bank N.V., ABN AMRO Investor Relations Department, Hoogoorddreef 66-68, P.O. Box 283, 1101 BE Amsterdam, The Netherlands (Telephone: (54-20)(628 3842).

                            COMMODITY FUTURES MARKETS

     At present, all of the contracts included in the Index are exchange-traded futures contracts. Trading in exchange-traded futures contracts on physical commodities is not the same as trading physical commodities themselves. Futures contracts on physical commodities and commodity indices are traded on regulated futures exchanges, and physical commodities and certain derivatives on physical commodities and commodity indices are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as "short") and acquired by the purchaser (whose position is therefore described as "long").

     There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as "initial margin". This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

     By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called "variation margin" and are made as the existing positions in the futures contract become more or less valuable, a process known as "marking to the market".

     Futures contracts are traded on organized exchanges, known as "contract markets" in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader's profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a "futures commission merchant", which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

     Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as "rolling". For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will "roll" the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

     Futures exchanges and clearing houses in the United States are subject to regulation by the CFTC. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

                            DESCRIPTION OF THE INDEX

     The following is a description of the Index, including its make-up, method of calculation and changes in its components. The information in this description has been taken from (i) publicly available sources and (ii) the Dow Jones-AIG Commodity Index Handbook (a document that provides a complete description of the Index that is published by Dow Jones and AIG-FP). Such information reflects the policies of, and is subject to change by, Dow Jones and AIG-FP. Neither we nor Holding nor the Calculation Agent has independently verified any such information. Neither we nor Holding nor the Calculation Agent shall have any responsibility for any error or omissions in the calculation and publication of the Index. You, as an investor in the Securities, should make your own investigation into the Index, AIG-FP and Dow Jones. Dow Jones and AIG-FP have no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in their sole discretion.

OVERVIEW

     The Index was introduced in July 1998 to provide a unique, diversified, and liquid benchmark for commodities as an asset class. The Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The 19 Index commodities selected for 2006 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Index are currently listed for trading on the Chicago Board of Trade ("CBOT"). The Index is a proprietary index that AIG International Inc. developed and that Dow Jones, in conjunction with AIG-FP, calculates. The methodology for determining the composition and weighting of the Index and for calculating its value is subject to modification by Dow Jones and AIG-FP, at any time. At present, Dow Jones disseminates the Index value approximately every fifteen (15) seconds (assuming the Index value has changed within such fifteen-second interval) from 8:00 a.m. to 3:30 p.m. (New York time) and publishes a daily Index value at approximately 4:00 p.m. (New York time), on each Index Business Day on Reuters page "AIGCI1" and its website at www.djindexes.com. An "Index Business Day" is defined under "Description of Securities--Index Business Day" below) as a day on which the sum of the Commodity Index Percentages (as defined below in "-Annual Re-weightings and Rebalancings of the Dow Jones-AIG Commodity Index") for the Index commodities that are open for trading is greater than 50%. For example, based on the weighting of the Index commodities for 2005, if the CBOT and the New York Mercantile Exchange ("NYMEX") are closed for trading on the same day, an Index Business Day will not exist.

FOUR MAIN PRINCIPLES GUIDING THE CREATION OF THE DOW JONES-AIG COMMODITY INDEX TOTAL RETURN

The Index was created using the following four main principles:

o ECONOMIC SIGNIFICANCE. A commodity index should represent the importance of a diversified group of commodities to the world economy. To achieve a more balanced representation, the Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (E.G., gold) relative to non-storable commodities (E.G., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities and/or the amount of commercial activity that is centered around various commodities. Additionally, production data alone does not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

o DIVERSIFICATION. A second major goal of the Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector may increase volatility and thus negate the concept of a broad-based, diversified commodity index. As described further below, diversification rules have been established and are applied annually. Additionally, the Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

o CONTINUITY. The third goal of the Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Index from year to year. The Index is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Index.

o LIQUIDITY. Another goal of the Index is to provide a liquid benchmark. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Index can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

     These principles represent goals of the Index and its creators, and there can be no assurance that these goals will be reached by either Dow Jones or AIG-FP.

THE DOW JONES-AIG COMMODITY INDEX OVERSIGHT COMMITTEE

     Dow Jones and AIG International Inc. established the Dow Jones-AIG Commodity Index Oversight Committee to assist them in connection with the operation of the Index. The Dow Jones-AIG Commodity Index Oversight Committee includes prominent members of the financial and academic communities selected by AIG-FP and meets annually to consider any changes to be made to the Index for the coming year. The Dow Jones-AIG Commodity Index Oversight Committee may also meet at such other times as may be necessary. As described in more detail below, the Index is re-weighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Index are determined each year in June or July by AIG-FP under the supervision of the Dow Jones-AIG Commodity Index Oversight Committee, announced after approval by the Oversight Committee and implemented the following January. The composition of the Index for 2006 was approved following a meeting in July 2005.

     NONE OF THE BANK, HOLDING OR ANY OF OUR AFFILIATES HAVE ANY RESPONSIBILITY OR INFLUENCE IN DETERMINING THE COMPOSITION OF THE INDEX. THE AGENT IS AN AFFILIATE OF AIG-FP, WHICH PRESENTS CERTAIN CONFLICTS OF INTEREST THAT MAY AFFECT THE VALUE OF THE SECURITIES. SEE "RISK FACTORS--THE POLICIES OF AIG-FP AND DOW JONES AND CHANGES THAT AFFECT the COMPOSITION OF AND VALUATION OF THE INDEX OR THE INDEX COMPONENTS COULD AFFECT THE AMOUNT PAYABLE ON YOUR SECURITIES AND THEIR MARKET VALUE."

COMPOSITION OF THE INDEX


COMMODITIES AVAILABLE FOR INCLUSION IN THE INDEX

     A number of commodities have been selected that AIG-FP and Dow Jones believe to be sufficiently significant to the world economy to merit consideration for inclusion in the Index and which are the subject of a qualifying related futures contract. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange ("LME"), each of the potential commodities is the subject of a futures contract that trades on a U.S. exchange. The 23 potential commodities currently considered for inclusion in the Index are aluminum, cattle, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, hogs, lead, natural gas, nickel, platinum, silver, soybean oil, soybeans, sugar, tin, unleaded gasoline, wheat and zinc.


COMMODITY GROUP

     For the purposes of applying the diversification rules discussed above and below, the commodities considered for inclusion in the Index are assigned to "Commodity Groups". The Commodity Groups and their effective target rounded weightings for 2006 are as follows:


INDEX BREAKDOWN BY COMMODITY GROUP

Energy                                                       33.00000%
Precious Metals                                               8.22021%
Industrial Metals                                            18.09429%
Livestock                                                    10.44517%
Grains                                                       21.17842%
Softs                                                         9.06191%

COMMODITY WEIGHTINGS

     The 19 Index commodities selected for 2006 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

     The Dow Jones-AIG Commodity Index(SM) 2006 target Commodity Index Percentages (which took effect on January 1, 2006) are set forth in the table below. As described below under "--Annual Re-weightings and Rebalancings of the Dow Jones-AIG Commodity Index" and "--Determining of Relative Weightings," the weightings set forth below will change annually.


COMMODITY                                                    WEIGHTING


Natural Gas                                                 12.315174%
Crude Oil                                                   12.783801%
Unleaded Gas                                                 4.054908%
Heating Oil                                                  3.846118%
Live Cattle                                                  6.093791%
Lean Hogs                                                    4.351381%
Wheat                                                        4.772085%
Corn                                                         5.873635%
Soybeans                                                     7.766934%
Soybean Oil                                                  2.765764%
Aluminum                                                     6.851975%
Copper                                                       5.880787%
Zinc                                                         2.702377%
Nickel                                                       2.659153%
Gold                                                         6.220211%
Silver                                                       2.000000%
Sugar                                                        2.967351%
Cotton                                                       3.163003%
Coffee                                                       2.931553%


DESIGNATED CONTRACTS FOR EACH COMMODITY

     A futures contract known as a "Designated Contract" is selected for each commodity. With the exception of several LME contracts, where the Dow Jones-AIG Commodity Index Oversight Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Dow Jones-AIG Commodity Index Oversight Committee selects the futures contract that is traded in North America and denominated in U.S. dollars. If more than one such contract exists, the Dow Jones-AIG Commodity Index Oversight Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. The Designated Contracts for the commodities included in the Index for 2006 are as follows:


INDEX BREAKDOWN BY COMMODITY AND WEIGHTS AS OF APRIL 5, 2006

                                 DESIGNATED                                                                   CURRENT
       COMMODITY                  CONTRACT              EXCHANGE         UNITS               QUOTE           WEIGHTING

Aluminum                         High Grade               LME       25 metric tons       USD/metric ton        7.33  %
                              Primary Aluminum

Coffee                           Coffee "C"               CSCE        37,500 lbs        U.S. cents/pound       2.62  %


                                      S-20



Copper                             Copper                COMEX        25,000 lbs        U.S. cents/pound       7.24  %

Corn                                Corn                  CBOT       5,000 bushels     U.S. cents/bushel       6.41  %

Cotton                             Cotton                 NYCE        50,000 lbs        U.S. cents/pound       3.07  %

Crude Oil                  Light, Sweet Crude Oil        NYMEX       1,000 barrels         USD/barrel         13.06  %

Gold                                Gold                 COMEX       100 troy oz.         USD/troy oz.         6.74  %

Heating Oil                      Heating Oil             NYMEX      42,000 gallons     U.S. cents/gallon       3.89  %

Live Cattle                      Live Cattle              CME         40,000 lbs        U.S. cents/pound       4.65  %

Lean Hogs                         Lean Hogs               CME         40,000 lbs        U.S. cents/pound       4.31  %

Natural Gas                 Henry Hub Natural Gas        NYMEX       10,000 mmbtu          USD/mmbtu           8.84  %

Nickel                         Primary Nickel             LME        6 metric tons       USD/metric ton        3.07  %

Silver                             Silver                COMEX      5,000 troy oz.    U.S. cents/troy oz.      2.53  %

Soybean Oil                      Soybean Oil              CBOT        60,000 lbs        U.S. cents/pound       2.66  %

Soybeans                          Soybeans                CBOT       5,000 bushels     U.S. cents/bushel       7.06  %

Sugar                        World Sugar No. 11           CSCE        112,000 lbs       U.S. cents/pound       3.52  %

                               New York Harbor
Unleaded Gasoline            Unleaded Gasoline*          NYMEX        42,000 gal       U.S. cents/gallon       4.23  %

Wheat                               Wheat                 CBOT       5,000 bushels     U.S. cents/bushel       4.96  %

Zinc                       Special High Grade Zinc        LME       25 metric tons       USD/metric ton        3.79  %


----------------
* On March 3, 2006 the Oversight Committee, following a special meeting, announced an upcoming change to the designated contract for unleaded gasoline for purposes of calculating the Index. The new designated contract will be the Reformulated Gasoline Blendstock for Oxygen Blending futures contract traded on the New York Mercantile Exchange, which will replace the New York Harbor Unleaded Gasoline futures contract. The shift from the New York Harbor Unleaded Gasoline futures contract into the Reformulated Gasoline Blendstock for Oxygen Blending futures contract is scheduled to occur during the regularly scheduled roll of futures contracts comprising the Index in the April 2006 roll period pursuant to the terms of the Index Handbook.

     The Index is re-weighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Index are determined each year in June or July by AIG-FP under the supervision of the Dow Jones-AIG Commodity Index Oversight Committee, announced following approval by the Oversight Committee and implemented the following January. The composition of the Index for 2006 was approved by the Dow Jones-AIG Commodity Index Oversight Committee at a meeting held in July 2005. The Index composition is set forth above in "- Index Breakdown by Commodity and Weights as of April 5, 2006". The target weights took effect in January 2006 and, accordingly, the re-weighting and rebalancing of the Index occurred at that time.

DETERMINATION OF RELATIVE WEIGHTINGS

     The relative weightings of the component commodities included in the Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 proportions, respectively. Each June, for each commodity designated for potential inclusion in the Index, liquidity is measured by the Commodity Liquidity Percentage ("CLP") and production by the Commodity Production Percentage ("CPP"). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage ("CIP") for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Index and their respective percentage weights.

DIVERSIFICATION RULES

     The Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Index, the following diversification rules are applied to the annual re-weighting and rebalancing of the Index as of January of the applicable year:

o No related group of commodities designated as a "Commodity Group" (E.G., energy, precious metals, livestock, or grains) may constitute more than 33% of the Index.

o    No single commodity may constitute more than 15% of the Index.

o No single commodity, together with its derivatives (E.G., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Index.

o No single commodity that is in the Index may constitute less than 2% of the Index.

     Following the annual re-weighting and rebalancing of the Index in January, the percentage of any single commodity or group of commodities at any time prior to the next re-weighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

COMMODITY INDEX MULTIPLIERS

     Following application of the diversification rules discussed above, CIPs are incorporated into the Index by calculating the new unit weights for each Index commodity. Near the beginning of each new calendar year (the "CIM Determination Date"), the CIPs, along with the settlement prices on that date for Designated Contracts included in the Index, are used to determine a "Commodity Index Multiplier" or "CIM" for each Index commodity. This CIM is used to achieve the percentage weightings of the Index commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

THE INDEX IS A ROLLING INDEX

     The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five Index Business Days each month according to a pre-determined schedule. This process is known as "rolling" a futures position. The Index is a "rolling index".

CALCULATIONS

     The Index is calculated by Dow Jones, in conjunction with AIG-FP, by applying the impact of the changes to the futures prices of commodities included in the Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Index is a mathematical process whereby the CIMs for the Index commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts. These products are then summed. During the rollover period, the sum includes both nearby and deferred contracts weighted according to the specified roll percentage. The percentage change in this sum from the prior day is then applied to the prior Index value. Finally, the value of one day's interest is added, calculated using the most recent (lagged by one day) 91-Day U.S. Treasury Bill Auction High Rate to arrive at the current Index value. Dow Jones disseminates the Index value approximately every fifteen (15) seconds (assuming the Index value has changed within such fifteen-second interval) from 8:00 a.m. to 3:30 p.m. (New York time), and publishes a daily Index value at approximately 4:00 p.m. (New York time) on each index business day on Reuters page "AIGCI1" and its website at http://www.djindexes.com.

INDEX CALCULATION DISRUPTION EVENTS

     From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Index may be adjusted in the event that AIG-FP determines that any of the following index calculation disruption events exists: (a) the termination or suspension of, or material limitation or disruption in, the trading of any futures contract used in the calculation of the Index on that day; (b) the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day's settlement price; (c) the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or (d) with respect to any futures contract used in the calculation of the Index that trades on the LME, a Settlement Business Day on which the LME is not open for trading.

HISTORICAL CLOSING LEVELS OF THE DOW JONES-AIG COMMODITY INDEX

     Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index levels do not give an indication of future performance of the Index. We cannot make any assurance that the future performance of the Index or the Index commodities will result in holders of the Securities receiving a positive return on their investment.

     The following sets forth the year-end Index closing value beginning December 31, 1998. The Index values listed below were obtained from Dow Jones, without independent verification by us.

December 31, 1998                                                     112.796
December 31, 1999                                                     140.257
December 29, 2000                                                     184.917
December 31, 2001                                                     148.843
December 31, 2002                                                     187.401
December 31, 2003                                                     232.249
December 31, 2004                                                     253.495
December 30, 2005                                                     307.650
SOURCE: DOW JONES


YOU CANNOT PREDICT THE FUTURE PERFORMANCE OF THE SECURITIES OR OF THE INDEX BASED ON THE HISTORICAL PERFORMANCE OF THE INDEX. NEITHER WE NOR HOLDING CAN GUARANTEE THAT THE VALUE OF THE INDEX WILL INCREASE SO THAT YOU WILL RECEIVE AT MATURITY AN AMOUNT IN EXCESS OF THE PRINCIPAL AMOUNT OF THE SECURITIES, OR THAT YOU WILL RECEIVE ANY PAYMENT AT MATURITY.

DISCLAIMERS

     The Securities are not sponsored, endorsed, sold or promoted by Dow Jones, AIG-FP, American International Group or any of their subsidiaries or affiliates, except that the agent for this offering is an affiliate of AIG-FP and American International Group. Subject to the following sentence, none of Dow Jones, AIG-FP, American International Group or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to any investor in the Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities particularly. As agent in connection with the offer and sale of the Securities, AIG Financial Securities Corp., a subsidiary of AIG-FP and American International Group, is subject to the provisions of Rule 2310 of the NASD regarding the suitability of recommendations to customers. The only relationships of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates to the Bank are:

     o the licensing of certain trademarks, trade names and service marks and of the Index, which is determined, composed and calculated by Dow Jones in conjunction with AIG-FP without regard to the Bank or the Securities;

     o The agent for this offering is an affiliate of AIG-FP and American International Group, and has entered into a U.S. Distribution Agreement with the Bank and Holding relating to the distribution of these Securities, as described under "Plan of Distribution" in this Prospectus Supplement;

     o Banque AIG, an affiliate of the Agent, has entered into an over-the-counter derivative transaction relating to these Securities as described under "Plan of Distribution" in this Prospectus;

     o The agent for this offering and certain of its affiliates may, from time to time, enter into investment banking, advisory, commercial or business relationships with the Bank in the ordinary course of their business.

None of Dow Jones and AIG-FP have any obligation to take the needs of any investor in the Securities into consideration in determining, composing or calculating the Index. None of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates

     o is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash; or

     o have any obligation or liability, including, without limitation, to investors in the Securities, in connection with the administration, marketing or trading of the Securities, except to the extent that the agent determines to make a market in the Securities, which it is under no obligation to do.

Notwithstanding the foregoing, AIG-FP, American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Securities, but which may be similar to and competitive with the Securities. In addition, American International Group, AIG-FP and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity Index(SM), the Dow Jones-AIG Commodity Index Total Return(SM) and related indexes), as well as swaps, options and derivatives which are linked to the performance of commodities, commodity indexes and commodity futures. It is possible that this trading activity may affect the value of commodities, commodity indexes (including the Dow Jones-AIG Commodity Index(SM), the Dow Jones-AIG Commodity Index Total Return(SM) and related indexes, sub-indexes of such indexes, components thereof and products linked to such indexes, sub-indexes and components (including those entered into, issued and/or sponsored by AIG-FP and its affiliates)) and the Securities.

     This Prospectus Supplement relates only to the Securities and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity Index Total Return(SM) components. Investors in the Securities should not conclude that the inclusion of a futures contract in the Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, AIG-FP, American International Group or any of their subsidiaries or affiliates. The information in this Prospectus Supplement regarding futures contracts on physical commodities which comprise the Dow Jones-AIG Commodity Index Total Return(SM) components has been derived solely from publicly available documents. None of Dow Jones, AIG-FP, American International Group or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the contracts which comprise the Dow Jones-AIG Commodity Index Total Return(SM) in connection with Securities. None of Dow Jones, AIG-FP or American International Group or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the futures contracts which comprise the Dow Jones-AIG Commodity Index Total Return(SM), including without limitation a description of factors that affect the prices of such futures contracts, are accurate or complete.

     NONE OF DOW JONES, AIG-FP, AMERICAN INTERNATIONAL GROUP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AIG-FP, AMERICAN INTERNATIONAL GROUP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY

LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AIG-FP, AMERICAN INTERNATIONAL GROUP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE INVESTOR IN THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEX TOTAL RETURN(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIG-FP AND THE BANK, OTHER THAN AMERICAN INTERNATIONAL GROUP.

                            DESCRIPTION OF SECURITIES

     Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement. The term "Security" refers to each $10,000 principal amount of our 10-Year Notes due April 18, 2016 linked to the Dow Jones-AIG Commodity Index Total Return(SM) and fully and unconditionally guaranteed by Holding.

     We will issue the Securities under an Indenture (the "Indenture"), between us and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as trustee. The Indenture does not limit the amount of additional indebtedness that we may incur. The Securities will constitute unsecured and unsubordinated obligations of the Bank and rank pari passu without any preference among them and with all other present and future unsecured and unsubordinated obligations of the Bank save for those preferred by mandatory provision of law.

Principal Amount:................. $

Proposed Pricing Date............. April 13, 2006

Proposed Original Issue Date...... April 19, 2006

Maturity Date..................... April 18, 2016. If the Calculation Agent has
                                   not determined the Final Index Level because of a Market Disruption Event as described below under "--Market Disruption Event," the Maturity Date shall be postponed to the third Business Day immediately following the date on which the Final Index Level is determined. No interest shall accrue as a result of any such postponement.

Determination Date................ April 13, 2016

Index............................. The Dow Jones - AIG Commodity Index Total
                                   Return(SM) or any Successor Index, as
                                   determined by the Calculation Agent to be comparable to the Index, as set forth in "Discontinuance of the Index; Alteration of Method of Calculation" below.

Index Co-Sponsors................. The Index was designed by AIG International
                                   Inc. and is owned by AIG-FP, both of which are subsidiaries of American International Group. The Index is calculated by Dow Jones in conjunction with AIG-FP.

Specified Currency................ U.S. Dollars

CUSIP............................. 00079FQA3

Denominations..................... The Securities will be issued in denominations of $10,000 and integral
                                   multiples thereof. You may only purchase
                                   Securities in this offering in a minimum aggregate principal amount of $100,000 and integral multiples of $10,000 in excess thereof.

Form of Securities................ The Securities will be represented by a single registered global security, deposited with the Depository Trust Company.

Guarantee......................... The payment and delivery obligations of ABN
                                   AMRO Bank N.V. under the Securities, when and as they shall become due and payable, whether at maturity or upon acceleration, are fully and unconditionally guaranteed by ABN AMRO Holding N.V.

Issue Price....................... 100%

Interest Rate..................... None

Payment at Maturity............... At maturity, for each $10,000 principal amount of Securities, you will receive a cash payment equal to the product of $10,000 TIMES the Index Factor, MINUS the Reduction Amount.

Index Factor...................... The Index Factor will be equal to the Final
                                   Index Level DIVIDED BY
                                   the Initial Index Level.

Initial Index Level...............                   (the Index Closing Value on
                                   the Pricing Date).

Final Index Level................. The Final Index Level will be the Index
                                   Closing Value on the Determination Date, subject to "--Market Disruption Event" below.

Reduction Amount.................. For each $10,000 principal amount of
                                   Securities, the Reduction Amount is equal to $10,000 TIMES the Index Factor TIMES 0.05.

Index Closing Value............... As of any relevant date, the Index Closing
                                   Value will equal the official closing
                                   settlement price of the Index, as published by Dow Jones on Reuters page "AIGCI1" (or any successor or substitute service) subject to the terms of the provision below entitled "--Discontinuance of the Index; Alteration of Method of Calculation" and "--Market Disruption Event."

Index Business Day................ A day on which the sum of the Commodity Index
                                   Percentages (as defined in "Description of the Index - Determination of Relative Weightings") for the Index commodities that are open for trading is greater than 50%. As described under "Description of the Index--Overview" above, based on the weighting of the Index commodities at any particular time, whether a day is an Index Business Day may change from time to time.

Relevant Exchange................. With respect to each component futures contract in the Index, the primary market or exchange on which such contract trades. As of the date of this Prospectus Supplement, the Relevant Exchange for each commodity is described above under "Description of the Index--Index Breakdown by Commodity and Weights as of April 5, 2006.

Market Disruption Event........... Means with respect to the Index either (a)
                                   the termination or suspension of, or material limitation or disruption in, the trading of any exchange-traded futures contract included in the Index, or (b) the settlement price of any such contract reflects the maximum permitted price change from the previous day's settlement price, or (c) the applicable Relevant Exchange fails to publish official settlement prices for any such contract. The existence of a Market Disruption Event shall be determined by the Calculation Agent.

                                   If a Market Disruption Event occurs on the Determination Date, the Calculation Agent will calculate the Index Closing Value utilizing, for those futures contracts included in the Index that do not suffer a Market Disruption Event on such date, the final settlement prices, and for those futures contracts included in the Index that experience a Market Disruption Event on such date (the "Disrupted Contracts"), the settlement prices on the first day on which a Market Disruption Event is not existing with respect to such futures contracts. If, however, a Market Disruption Event with respect to one or more Disrupted Contracts included in the Index is continuing on the third Index Business Day following the Pricing Date or Determination Date, as the case may be, the Calculation Agent will determine, in its discretion, an estimated fair value price for the Disrupted Contracts after considering any available electronic or after hours trading prices, related over-the-counter or other non-exchanged based prices, implied prices that may be derived from other exchange traded instruments, and estimated fair values based on fundamental market information.

                                   The Calculation Agent shall as soon as
                                   reasonably practicable under the
                                   circumstances notify us, the Trustee and the Depository Trust Company of the existence or occurrence of a Market Disruption

                                   Event on the Determination Date.

Discontinuance of the Index;
Alteration of Method of
Calculation....................... If the Index Co-Sponsors discontinue the joint publication of the Index, and any other person or entity publishes a substitute index that the Calculation Agent determines is comparable to the Index and approves as a successor index (the "Successor Index"), then the Calculation Agent will determine the value of the Index and the amount payable at maturity by reference to such Successor Index.

                                   Upon any selection by the Calculation Agent of a Successor Index, we will cause written notice thereof to be furnished to the Trustee and the Depository Trust Company within three Business Days of such selection.

                                   If the Calculation Agent determines that the publication of the Index is discontinued and that there is no Successor Index, on the date on which the Index Closing Value is required to be determined, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

                                   If the Calculation Agent determines that the Index, the Index components or the method of calculating the Index has been changed at any time in any respect - including but not limited to any addition, deletion or substitution and any re-weighting or rebalancing of Index components, or due to a change in the existing policies of the Index Co-Sponsors - then the Calculation Agent will make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date is equitable.

                                   All determinations and adjustments to be made by the Calculation Agent with respect to the value of the Index and the amount payable at maturity or otherwise relating to the value of the Index may be made by the Calculation Agent in its sole discretion. See "Risk Factors" for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.

Business Day...................... Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Book Entry Note or Certificated
  Note............................  Book Entry

Trustee........................... JPMorgan Chase Bank

Alternate  Calculation  in case of
an Event of Default............... In case an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable for each Security upon any acceleration of the Securities shall be determined by AAI, as Calculation Agent, as though the accelerated maturity date of the Securities were the Determination Date. For purposes of determining the amount due and payable, however, the Reduction Amount will equal the principal amount of each Security so accelerated times the Index Factor times 0.5% times the number of calendar days elapsed from and including the Original Issue Date to but excluding the accelerated maturity date divided by 365. See "Description of Debt Securities--Events of Default" in the Prospectus.

                                   If the maturity of the Securities is
                                   accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the aggregate cash amount due with respect to the Securities, if any, as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent................. AAI and its successors. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts................ We will, subject to certain exceptions and limitations set forth below, pay such
                                   additional amounts, the "additional amounts," to holders of the Securities as may be necessary in order that the net payment of the principal of the Securities and any other amounts payable on the Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation, will not be less than the amount provided for in the Securities to be then due and payable. We will not, however, be required to make any payment of additional amounts for or on account of:

                                   o    any such tax, assessment or other
                                        governmental charge that would not have
                                        been so imposed but for (i) the
                                        existence of any present or former
                                        connection between such holder (or
                                        between a fiduciary, settlor,
                                        beneficiary, member or shareholder of
                                        such holder, if such holder is an
                                        estate, a trust, a partnership or a
                                        corporation) and The Netherlands and its possessions, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof, being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation, where presentation is required, by the holder of a security for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

                                   o    any estate, inheritance, gift, sales,
                                        transfer or personal property tax or any similar tax, assessment or governmental charge;

                                   o    any tax, assessment or other
                                        governmental charge that is payable
                                        otherwise than by withholding from
                                        payments on or in respect of the
                                        Securities;

                                   o    any tax, assessment or other
                                        governmental charge imposed on a payment that is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to such Directive;

                                   o    any tax, assessment or other
                                        governmental charge required to be
                                        withheld by any paying agent from any
                                        payment of principal or other amounts
                                        payable, or interest on the Securities,
                                        to the extent that such payment can be
                                        made without such withholding by
                                        presentation of the Securities to any
                                        other paying agent;

                                   o    any tax, assessment or other
                                        governmental charge that would not have
                                        been imposed but for a holder's failure
                                        to comply with a request addressed to
                                        the holder or, if different, the direct
                                        nominee of a beneficiary of the payment, to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of Securities, if such compliance is required by statute or by regulation of The Netherlands (or other relevant jurisdiction), or of any political subdivision or taxing authority thereof or therein, as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

                                   o    any combination of the items listed
                                        above;


                                   nor shall we pay additional amounts with respect to any payment on the Securities to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of The Netherlands (or other relevant jurisdiction), or any political subdivision thereof, to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Securities.

Tax Redemption.................... We may redeem, in whole but not in part, any of the Securities at our option at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal to 100% of the principal amount of those Securities, together with accrued interest to the date fixed for redemption, if we determine that, as a result of any change in or amendment to the laws affecting taxation after the date of this Prospectus Supplement (or any regulations or rulings promulgated thereunder) of The Netherlands or of any political subdivision or taxing authority thereof or therein (or the jurisdiction of residence or incorporation of any successor corporation), or any change in official position regarding the application or interpretation of those laws, regulations or rulings, which change or amendment becomes effective on or after the date of this Prospectus Supplement, we have or will become obligated to pay additional amounts (as defined above under "--Additional Amounts") with respect to any of those Securities as described below under "--Additional Amounts." Prior to the giving of any notice of redemption pursuant to this paragraph, the Bank shall deliver to the trustee:

                                   o    a certificate stating that the Bank is
                                        entitled to effect the redemption and
                                        setting forth a statement of facts
                                        showing that the conditions precedent to the right of the Bank to so redeem have occurred and

                                   o    an opinion of independent counsel
                                        satisfactory to the trustee to the
                                        effect that the Bank is entitled to
                                        effect the redemption based on the
                                        statement of facts set forth in the
                                        certificate; PROVIDED that no notice of
                                        redemption shall be given earlier than
                                        60 days prior to the earliest date on
                                        which the Bank would be obligated to pay the additional amounts if a payment in respect of the

                                        Securities were then due.

                                   Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and applicable redemption price will be specified in the notice. Notices to holders of the Securities will be given by mailing such notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon our books. Notices given to the Depositary, as holder of the registered global securities, will be passed on to the beneficial owners of the Securities in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

                                 THE DEPOSITARY

     The Securities will be issued in fully registered, global form. The Depository Trust Company, New York, New York will be designated as the depositary for the registered global Security. Each registered global security will be registered in the name of Cede & Co., the Depositary's nominee.

     The Depositary has advised us as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including AAFS and other agents), banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     According to the Depositary, the foregoing information relating to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

                                 USE OF PROCEEDS

     The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities, including an over-the-counter derivatives transaction we intend to enter into with the agent or one of the affiliates of the agent. See "Plan of Distribution."

     The issue price of the Securities includes the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our affiliates, or the agent, expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging the obligations under the Securities entails risk and may be influenced by market forces beyond any party's control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Risk Factors--The Inclusion of the Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices" and "Potential Conflicts of Interest; No Security Interest in the Underlying Stocks Held by Us" and "Plan of Distribution" in this Prospectus Supplement and "Use of Proceeds" in the accompanying Prospectus.

                                  ERISA MATTERS

     Holding, the Bank and certain of our affiliates, including AAI, may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many "employee benefit plans" (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective and commingled funds and accounts whose underlying assets include the assets of such plans, and with respect to plans that are not subject to ERISA but which are subject to
Section 4975 of the Code, such as individual retirement accounts (collectively, "Plans"). Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of Plans and "parties in interest" or "disqualified persons" with respect to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Prohibited transactions may arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which AAI or any of its affiliates is a "party in interest" or "disqualified person" by reason of being a service provider to such Plan, unless the Securities are acquired pursuant to an exemption from the prohibited transaction rules. Certain benefit plans, such as government sponsored plans and certain non-U.S. plans are not subject to the prohibited transaction rules of ERISA and the Code, but may be subject to other prohibitions under applicable laws and rules.

     The acquisition of the Securities may be eligible for one of the exemptions noted below if such acquisition:

     (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

     (b) (i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

     (c) (i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

     (d) is made solely with assets of a governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of Section 406 of ERISA or Section 4975 of the Code (or any similar prohibitions);

     (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

     (f) (i) is made solely with assets managed by an in-house asset manager and
(ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

     Certain benefit plans, such as government sponsored plans and certain non-U.S. plans are not subject to the prohibited transaction rules of ERISA and the Code, but may be subject to other prohibitions under applicable laws and rules.

     Each purchaser and holder of the Securities or any interest therein will be deemed to represent by its purchase and holding thereof, as of the date of its acquisition of the Securities or an interest therein through the date that it ceases to hold any interest in the Securities, that: (a) it is not a Plan, or an entity whose underlying assets include plan assets by reason of any Plan's investment in the entity, and is not purchasing or holding the Securities on behalf of or with the assets of any Plan or any benefit plan subject to prohibitions similar to those of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and transfer of the Securities will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any similar applicable laws or rules.

     Under ERISA, the assets of a Plan may include assets held in the general account of an insurance company that has issued an insurance policy to such Plan or assets of an entity in which the Plan has invested. If you are a Plan or are considering investing Plan assets in the Securities, you should consult your legal advisor regarding the application of ERISA and the Code. Each purchaser bears exclusive responsibility for ensuring that its purchase and holding of the Securities does not involve a violation of ERISA or any similar laws.

                                    TAXATION

     The following summary is a general description of certain United States and Dutch tax considerations relating to the ownership and disposition of Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of Securities should consult their tax advisors as to the consequences of acquiring, holding and disposing of Securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction. This summary is based upon the law as in effect on the date of this Prospectus Supplement and is subject to any change in law that may take effect after such date.

UNITED STATES FEDERAL INCOME TAXATION

     The following summary is based on the advice of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and describes the principal U.S. federal income tax consequences to holders who purchase the Securities at initial issuance for the stated principal amount and who will hold the Securities as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

     This discussion does not describe all of the tax consequences that may be relevant in light of a holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in commodities, securities or foreign currencies, persons holding Securities as part of a hedging transaction, "straddle," conversion transaction or other integrated transaction, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, regulated investment companies, real estate investment trusts, tax-exempt organizations, or partnerships or other entities classified as partnerships for U.S. federal income tax purposes. For example, neither we nor Tax Counsel express a view as to whether any income or gains from the Securities will be considered income described in Section 851(b)(2) of the Code. An investor that is a regulated investment company should consult its own tax advisors regarding the federal tax consequences of investment in and ownership of the Securities.

     This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described below, possibly with retroactive effect. PERSONS CONSIDERING THE PURCHASE OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     As used herein, you are a "U.S. Holder" if you are the beneficial owner of a Security and are, for U.S. federal income tax purposes:

     o    a citizen or individual resident of the United States;

     o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, or

     o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     The term "U.S. Holder" also includes certain former citizens and residents of the United States.

     If a partnership invests in Securities, the tax treatment of the partner will generally depend on the status of the partner and the activities of the partnership. Partners in a partnership that invests in Securities are urged to consult with their tax advisors about the consequences of the investment.

GENERAL

     Pursuant to the terms of the Securities, we and every holder of a Security agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize each Security for all U.S. tax purposes as a single financial contract with respect to the Index that (i) requires the investor to pay us at inception an amount equal to the purchase price of the Security and (ii) entitles the investor to receive at maturity an amount in cash based upon the performance of the Index. While other characterizations of the Securities could be asserted by the IRS, as discussed below, the following discussion assumes that this characterization of the Securities will be respected. In the opinion of Tax Counsel, which is based on certain representations received from us, the purchase and ownership of a Security should be treated as an "open transaction" with respect to the Index for U.S. federal income tax purposes.

TAX CONSEQUENCES TO U.S. HOLDERS

     Assuming the characterization of the Securities described above, the following U.S. federal income tax consequences should result to you if you are a U.S. Holder.

     TAX TREATMENT PRIOR TO MATURITY. You should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

     TAX BASIS. Your tax basis in a Security will equal the amount paid by you to acquire the Security.

     SETTLEMENT OF A SECURITY AT MATURITY. Upon receipt of cash at maturity, you generally will recognize long-term capital gain or loss equal to the difference between the amount of cash received and your tax basis in the Security.

     SALE OR EXCHANGE OF A SECURITY. Upon a sale or exchange of a Security prior to maturity, you will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Security sold or exchanged. This gain or loss will generally be long-term capital gain or loss if you held the Security for more than one year at the time of disposition.

POSSIBLE ALTERNATIVE TAX TREATMENTS OF AN INVESTMENT IN THE SECURITIES

     Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Securities every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the prior accruals of original issue discount, and as capital loss thereafter.

     Even if the Contingent Payment Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the Securities. It is possible, for example, that a Security could be treated as a unit consisting of a loan and a forward contract, in which case a you would be required to accrue original issue discount as income on a current basis. Accordingly, you are urged to consult your own tax advisors regarding the possible consequences of alternative characterizations of the Securities.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information returns may be filed with the Internal Revenue Service in connection with payments on the Securities and the proceeds from a sale or other disposition of the Securities. You may be subject to U.S. backup withholding on these payments if you fail to provide your tax identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX TREATMENT OF THE SECURITIES TO NON-U.S. HOLDERS

     If you are not a U.S. Holder, you will not be subject to U.S. withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status or an exception to the information reporting and backup withholding rules otherwise applies.

DUTCH TAX CONSIDERATIONS

     The following is a general summary of the Dutch taxes discussed as at the date hereof in relation to payments made under the Securities. It is not exhaustive and holders of the Securities who are in doubt as to their tax position should consult their professional advisers.

     DUTCH RESIDENT HOLDERS

     Holders who are individuals and are resident or deemed to be resident in The Netherlands, or who have elected to be treated as a Dutch resident holder for Dutch tax purposes, are subject to Dutch income tax on a deemed return regardless of the actual income derived from a Security or gain or loss realized upon disposal or redemption of a Security, provided that the Security is a portfolio investment and is not held in the context of any business or substantial interest. The deemed return amounts to 4% of the average value of the holder's net assets in the relevant fiscal year (including the Securities) and is taxed at a flat rate of 30%.

     Corporate holders that are resident or deemed to be resident in The Netherlands, without being exempt from Dutch corporate tax, will be subject to Dutch corporate tax on all income and gains realized in connection with the Securities.

     NON-DUTCH RESIDENT HOLDERS

     Non-Dutch resident holders normally will not be subject to Dutch income or corporate taxation with respect to income or capital gains realized in connection with a Security, unless there is a specific connection with The Netherlands, such as an enterprise or part thereof which is carried on through a permanent establishment in The Netherlands or a substantial interest or deemed substantial interest in us.

     A holder will not become resident or deemed to be resident in The Netherlands by reason only of the holding of a Security.

     REGISTRATION TAXES, STAMP DUTY, ETC.

     There is no Dutch registration tax, capital tax, customs duty, stamp duty or any other similar tax or duty payable by the holder in The Netherlands in connection with the Securities.

     WITHHOLDING TAX

     All payments by us to the holder in respect of the Securities can be made free of any Dutch withholding tax.

                              PLAN OF DISTRIBUTION

     We are offering the Securities exclusively through AIG Financial Securities Corp. as our agent for this offering of Securities (the "agent"). The agent has agreed to purchase the Securities as principal for its own account and resell the Securities to investors and other purchasers at a fixed offering price set forth on the cover page of this Prospectus Supplement.

     The agent may be deemed to be an "underwriter" within the meaning of the Securities Act. We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

     We estimate that we will spend approximately $100,000 for legal fees and other expenses allocable to the offering.

     The agent will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

     In connection with this offering of Securities, we intend to enter into an over-the-counter derivative transaction with Banque AIG, an affiliate of the agent, to hedge in part our obligations under the Securities (the "derivative"). The derivative may be terminated in whole or in part prior to maturity of the Security. If held to maturity, Banque AIG will receive, pursuant to the terms of the derivative, an amount equal to the aggregate value of the Reduction Amount under the Securities as described above under "Description of Securities--Reduction Amount." We have agreed to repurchase Securities from the agent in a minimum amount of $1,000,000 aggregate principal amount. To the extent we repurchase Securities from the agent prior to maturity of the Securities, we will receive a breakage fee from the agent in an amount not exceeding 0.09% of the repurchased principal amount multiplied by the number of years to maturity. In addition, Banque AIG has agreed to pay the agent a quarterly fee equal to the product of 0.125% per annum of the outstanding principal amount of Securities multiplied by the Index Factor.

PROSPECTUS



                        $2,044,250,000 DEBT SECURITIES,

                               ABN AMRO BANK N.V.

                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                             ABN AMRO HOLDING N.V.


We, ABN AMRO Bank N.V., may offer from time to time debt securities that are fully and unconditionally guaranteed by ABN AMRO Holding N.V. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities are not insured by the Federal Deposit Insurance Corporation or any other federal agency.

Our principal executive offices are at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, and our telephone number is (31-20) 628 9393.



















SEPTEMBER 17, 2003

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement that we and ABN AMRO Holding N.V. or "Holding" filed with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process. Under this shelf process, we and Holding may, from time to time, sell the debt securities and related guarantees described in the prospectus in one or more offerings up to a total dollar amount of $2,044,250,000 or the equivalent of this amount in foreign currencies or foreign currency units.

     This prospectus provides you with a general description of the debt securities and the related guarantees. Each time we and Holding sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information" beginning on page 2 of this prospectus.

     Following the initial distribution of an offering of securities, certain affiliates of ours and Holding may offer and sell those securities in the course of their businesses as broker-dealers. Such affiliates may act as principal or agent in these transactions. This prospectus and the applicable prospectus supplement will also be used in connection with those transactions. Sales in any of those transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

     The debt securities may not be offered or sold anywhere in the world except in compliance with the requirements of the Dutch Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer).

     As used in this prospectus, the "Bank," "we," "us," and "our" refer to ABN AMRO Bank N.V. and "Holding" refers to ABN AMRO Holding N.V.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Holding is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, Holding files reports and other information with the SEC. You may read and copy these documents at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Northeast Regional Office, 233 Broadway, New York, New York 10279 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained from the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-732-0330 for further information about the Public Reference Room. The SEC also maintains an Internet website that contains reports and other information regarding Holding that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http://www.sec.gov. You can find information Holding has filed with the SEC by reference to file number 1-14624.

     This prospectus is part of a registration statement we and Holding filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and Holding and the securities we and Holding are offering. Statements in this prospectus concerning any document we and Holding filed as an exhibit to the registration statement or that Holding otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     The SEC allows us to incorporate by reference much of the information Holding files with them, which means that we and Holding can disclose important information to you by referring you to those publicly available documents. The information that we and Holding incorporate by reference in this prospectus is considered to be part of this prospectus. Because we and Holding are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we and Holding incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below, all subsequent Annual Reports filed on Form 20-F and any future filings we or Holding make with the SEC (including any Form 6-Ks we or Holding subsequently file with the SEC and specifically incorporate by reference into this prospectus) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are identified in such filing as being specifically incorporated by reference into Registration Statement No. 333-89136, of which this prospectus is a part until we and Holding complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

         (a) Annual Report on Form 20-F of ABN AMRO Holding N.V. for the year ended December 31, 2002, filed on March 28, 2003 and amended by an Amendment to the Annual Report on Form 20-F filed with the SEC on August 28, 2003, which, as amended, we also refer to as the 20-F for 2002;

         (b) the Report on Form 6-K of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. filed with the SEC on April 14, 2003, containing a press release entitled, "Changes in Supervisory Board ABN AMRO", dated March 14, 2003;

         (c) the Report on Form 6-K of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. filed with the SEC on May 8, 2003, containing a press release entitled, "ABN AMRO reports first quarter 2003 results:
              Good overall performance", dated April 28, 2003;

         (d) the Report on Form 6-K of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. filed with the SEC on May 8, 2003, containing a press release entitled, "ABN AMRO further strengthens position in Brazil through acquisition of Banco Sudameris", dated April 16, 2003;

         (e) the Report on Form 6-K of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. filed with the SEC on August 18, 2003, containing (1) a press release entitled, "ABN AMRO reports double-digit growth", dated August 7, 2003, and (2) a release entitled, "Consolidated Ratio of Earnings to Fixed Charges Calculated under Dutch GAAP for the Three Month and Six Month Periods Ended June 30, 2003"; and

         (f) the Report on Form 6-K of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. filed with the SEC on August 18, 2003, containing the Articles of Association of ABN AMRO Holding N.V., as last amended on May 26, 2003.

     You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at: ABN AMRO Bank N.V., ABN AMRO Investor Relations Department, Hoogoorddreef 66-68, P.O. Box 283, 1101 BE Amsterdam, The Netherlands (Telephone: (31-20) 628 3842).

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth Holding's consolidated ratios of earnings to fixed charges for the periods indicated based on the figures resulting from the reconciliation to U.S. GAAP.

                                       (UNAUDITED)
                                   SIX MONTHS ENDED(1)          YEAR ENDED DECEMBER 31,
                                   -------------------   -------------------------------------
                                      JUNE 30, 2003      2002    2001    2000    1999    1998
                                   -------------------   -----   -----   -----   -----   -----
Excluding Interest on Deposits(2)          2.50x         1.89x   1.45x   1.85x   1.91x   2.04x
Including Interest on Deposits(2)          1.34x         1.21x   1.08x   1.15x   1.17x   1.17x

--------------
1    These figures are unaudited. The ratios for the six months ended June 30, 2003 are based on Dutch GAAP because U.S. GAAP ratios are not available.

2    Deposits include bank and total customer accounts. See the consolidated financial statements incorporated by reference herein.

                               ABN AMRO BANK N.V.

     We are a prominent international banking group offering a wide range of banking products and financial services on a global basis through our network of approximately 3,500 offices and branches in more than 60 countries and territories. We are one of the largest banking groups in the world, with total consolidated assets of EUR 614.2 billion as of June 30, 2003.


                             ABN AMRO HOLDING N.V.

     ABN AMRO Holding N.V. is incorporated under the laws of The Netherlands by deed of May 30, 1990 as the holding company of ABN AMRO Bank N.V. The Articles of Association of Holding were last amended by deed of May 26, 2003 and executed before Mr. R.J.C. van Helden, Notary Public of Amsterdam. Holding's main purpose is to own ABN AMRO Bank N.V. and its subsidiaries. Holding owns 100 percent of the shares of ABN AMRO Bank N.V. and is jointly and severally liable for all liabilities of ABN AMRO Bank N.V. All of the securities issued by ABN AMRO Bank N.V. hereunder after the date hereof will be fully and unconditionally guaranteed by ABN AMRO Holding N.V.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, in connection with hedging our obligations under the securities, or for any other purposes described in the applicable prospectus supplement. General corporate purposes may include additions to working capital, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following description of the terms of the debt securities contains certain general terms that may apply to the debt securities. The specific terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

     The debt securities will be issued by the Bank under an Indenture dated November 27, 2000, between us and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as trustee, as supplemented by a Supplemental Indenture dated September 18, 2003 among the Bank, Holding and the trustee. We refer to the Indenture, as supplemented by the Supplemental Indenture, as the "Indenture." We refer to JPMorgan Chase Bank, as trustee under the Indenture, as the "trustee." The trustee's address is: JPMorgan Chase Bank, Institutional Trust Services, 450 West 33rd Street, 15th Floor, New York, NY 10001.

     We have summarized below the material provisions of the Indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the Indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Where appropriate, we use parentheses to refer you to the particular sections of the Indenture. Any reference to particular sections or defined terms of the Indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

     The debt securities will be our direct, unsecured general obligations. The debt securities will have the same rank in liquidation as all of our other unsecured and unsubordinated debt.

GUARANTEE

     Holding will fully and unconditionally guarantee payment in full to the holders of the debt securities issued by the Bank under the Indenture after the date hereof. The guarantee is set forth in, and forms part of, the Indenture under which the debt securities will be issued. If, for any reason, the Bank does not make any required payment in respect of its debt securities when due, Holding as the guarantor thereof will cause the payment to be made to or to the order of the trustee. The holder of the guaranteed security may sue the guarantor to enforce its rights under the guarantee without first suing the Bank or any other person or entity. The guarantees will constitute Holding's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations.

PAYMENTS

     We may issue debt securities from time to time in one or more series. The provisions of the Indenture allow us to "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

     Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.


TERMS SPECIFIED IN PROSPECTUS SUPPLEMENT

     The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

     o    the specific designation;

     o    the aggregate principal amount, purchase price and denomination;

     o the currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

     o    the date of maturity;

     o the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any (the calculation agent will be identified in the applicable pricing supplement);

     o    the interest payment dates, if any;

     o the place or places for payment of the principal of and any premium and/or interest on the debt securities;

     o any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

     o whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

     o whether we will issue the debt securities in definitive form and under what terms and conditions;

     o the terms on which holders of the debt securities may convert or exchange these securities into or for stock or other securities of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

     o information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

     o any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

     o any applicable United States federal income tax consequences and Netherlands income tax consequences, including, but not limited to:

     o whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

     o tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

     o tax considerations applicable to any debt securities denominated and payable in foreign currencies;

     o whether certain payments on the debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty; and

     o any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

     Some of the debt securities may be issued as original issue discount debt securities (the "Original Issue Discount Securities"). Original Issue Discount Securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of

Original Issue Discount Securities will contain information relating to federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

REGISTRATION AND TRANSFER OF DEBT SECURITIES

     Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the Indenture or the supplemental indenture or issuer order under which that series of debt securities is issued.

     Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See "Forms of Securities."

COVENANT RESTRICTING MERGERS AND OTHER SIGNIFICANT CORPORATE ACTIONS

     The Indenture provides that the Bank and Holding will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of either of their assets to any other person, unless:

     o either the Bank or Holding, as the case may be, will be the continuing legal entity; or

     o the successor legal entity or person that acquires all or substantially all of the Bank's or Holding's, as the case may be, assets:

          o will be incorporated and existing under the laws of the Netherlands, or a member state of the European Union or the Organisation for Economic Co-Operation and Development; and

          o will expressly assume all of the Bank's or Holding's, as the case may be, obligations under the Indenture and the debt securities and guarantee issued under the Indenture; and

     o immediately after the merger, consolidation, sale, lease or conveyance, the Bank or Holding, as the case may be or that person or that successor legal entity will not be in default in the performance of the covenants and conditions of the Indenture applicable to the Bank or Holding, as the case may be. (Indenture, Section 9.01)

     ABSENCE OF PROTECTIONS AGAINST ALL POTENTIAL ACTIONS OF THE BANK. There are no covenants or other provisions in the Indenture that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of the Bank or Holding or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of the Bank or Holding or a sale, lease or conveyance of all or substantially all of the Bank's or Holding's, as the case may be, assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, which we would describe in the applicable prospectus supplement.

EVENTS OF DEFAULT

     The Indenture provides holders of debt securities with remedies if the Bank or Holding fails to perform specific obligations, such as making payments on the debt securities by the Bank, making payments on the guarantee by Holding or if the Bank or Holding becomes bankrupt. Holders should review these provisions and understand which of the Bank's or Holding's actions trigger an event of default and which actions do not. The Indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis.

     An event of default is defined under the Indenture, with respect to any series of debt securities issued under that Indenture, as any one or more of the following events (each an "event of default") having occurred and be continuing:

     o default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

     o the Bank or Holding, as the case may be, fails to perform or observe any of its other obligations under the securities and such failure has continued for the period of 60 days next following the service on it of notice requiring the same to be remedied;

     o the Bank or Holding, as the case may be, is declared bankrupt, or a declaration in respect of us is made under Chapter X of the Act on the Supervision of the Credit System (Wet toezicht kredietwezen 1992) of The Netherlands;

     o an order is made or an effective resolution is passed for the winding up or liquidation of the Bank or Holding, as the case may be, unless this is done in compliance with the "Covenant Restricting Mergers and Other Significant Corporate Action" described above; or

     o any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued. (Indenture, Section 5.01)

     ACCELERATION OF DEBT SECURITIES UPON AN EVENT OF DEFAULT. The Indenture provides that:

     o if an event of default due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the Indenture, or due to the default in the performance or breach of any other covenant or warranty of the Bank or Holding, as the case may be, applicable to the debt securities of that series but not applicable to all outstanding debt securities issued under that indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the Bank or Holding, as the case may be, may declare the principal of all debt securities of each affected series and interest accrued thereon to be due and payable immediately; and

     o if an event of default due to a default in the performance of any other of the covenants or agreements in the Indenture applicable to all outstanding debt securities issued under the Indenture or due to specified events of bankruptcy, insolvency or reorganization of the Bank or Holding, as the case may be, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the Indenture, voting as one class, by notice in writing to the Bank or Holding, as the case may be, may declare the principal of all debt securities and interest accrued thereon to be due and payable immediately. (Indenture, Section 5.01)

     ANNULMENT OF ACCELERATION AND WAIVER OF DEFAULTS. In some circumstances, if any and all events of default under the Indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration of or waive past defaults of the debt securities. (Indenture, Sections 5.01 and 5.10)

     INDEMNIFICATION OF TRUSTEE FOR ACTIONS TAKEN ON YOUR BEHALF. The Indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that Indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. (Indenture, Section 6.01). In addition, the Indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified by the holders of debt securities issued under the Indenture before proceeding to exercise any right or power at the request of holders. (Indenture, Section 6.02). Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. (Indenture, Section 5.09)

     LIMITATION ON ACTIONS BY YOU AS AN INDIVIDUAL HOLDER. The Indenture provides that no individual holder of debt securities may institute any action against the Bank or Holding under that Indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

     o the holder must have previously given written notice to the trustee of the continuing default;

     o the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have (1) requested the trustee to institute that action and (2) offered the trustee reasonable indemnity;

     o the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

     o the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above. (Indenture, Sections 5.06 and 5.09)

     The Indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists. (Indenture, Section 3.05)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Bank or Holding, as the case may be, has the ability to eliminate most or all of its obligations on any series of debt securities prior to maturity if it complies with the following provisions. (Indenture, Section 10.01)

     DISCHARGE OF INDENTURE. The Bank or Holding, as the case may be, may discharge all of its obligations, other than as to transfers and exchanges, under the Indenture after it has:

     o paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

     o delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

     o irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the Indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities, except that the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the relevant Indenture relating only to that series of debt securities.

     DEFEASANCE OF A SERIES OF SECURITIES AT ANY TIME. The Bank or Holding, as the case may be, may also discharge all of its obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which the Bank or Holding refer to as defeasance.

     The Bank or Holding may be released with respect to any outstanding series of debt securities from the obligations imposed by Section 9.01, which section contains the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called "covenant defeasance."

     Defeasance or covenant defeasance may be effected only if, among other things:

     o the Bank or Holding irrevocably deposit with the relevant trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased;

     o the Bank or Holding deliver to the relevant trustee an opinion of counsel to the effect that:

     o the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

     o the defeasance or covenant defeasance will not otherwise alter those holders' United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

MODIFICATION OF THE INDENTURE

     MODIFICATION WITHOUT CONSENT OF HOLDERS. The Bank, Holding and the relevant trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the Indenture to:

     o    secure any debt securities;

     o evidence the assumption by a successor corporation of the Bank's or Holding's, as the case may be, obligations;

     o    add covenants for the protection of the holders of debt securities;

     o    cure any ambiguity or correct any inconsistency;

     o    establish the forms or terms of debt securities of any series; or

     o evidence the acceptance of appointment by a successor trustee. (Indenture, Section 8.01)

     MODIFICATION WITH CONSENT OF HOLDERS. The Bank, Holding and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of those debt securities. However, the Bank, Holding and the trustee may not make any of the following changes to any outstanding debt security without the consent of holders that would be affected by such change:

     o    extend the final maturity of such security;

     o    reduce the principal amount;

     o    reduce the rate or extend the time of payment of interest;

     o    reduce any amount payable on redemption;

     o change the currency in which the principal, including any amount of original issue discount, premium, or interest thereon is payable;

     o modify or amend the provisions for conversion of any currency into another currency;

     o reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

     o alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities of the Bank, Holding or of other entities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

     o impair the right of any holder to institute suit for the enforcement of any payment on any debt security or the guarantee when due; or

     o reduce the percentage of debt securities the consent of whose holders is required for modification of the Indenture. (Indenture, Section 8.02)

CONCERNING OUR RELATIONSHIP WITH THE TRUSTEE

     We and our subsidiaries maintain ordinary banking relationships and custodial facilities with the trustee and affiliates of the trustee.

                              FORMS OF SECURITIES

     Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either (1) in registered form, where the Bank's and Holding's obligation runs to the holder of the security named on the face of the security or (2) in bearer form, where the Bank's and Holding's obligation runs to the bearer of the security. Definitive securities name you or your nominee as the owner of the security (other than definitive bearer securities, which name the bearer as owner), and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities (other than global bearer securities, which name the bearer as owner). The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

GLOBAL SECURITIES

     REGISTERED GLOBAL SECURITIES. We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

     If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable Indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the Bank, the trustee or any other agent of the Bank or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

     If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

     Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     In compliance with United States federal income tax laws and regulations, bearer securities, including bearer securities in global form, will not be offered, sold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, selling agents or dealers participating in the offerings of bearer securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any bearer securities or during the restricted period with respect to such bearer notes as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7), which we refer to as the "restricted period," offer, sell or deliver, directly or indirectly, any bearer securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above. In addition, any underwriters, selling agents or dealers must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer securities are aware of the above restrictions on the offering, sale or delivery of bearer securities.

     Bearer securities, other than temporary global debt securities and bearer securities that satisfy the requirements of United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(3)(iii), and any coupons appertaining thereto, will not be delivered in definitive form, and no interest will be paid thereon, unless the Bank has received a signed certificate in writing or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii), stating that on the date of that certificate the bearer security:

     o    is owned by a person that is not a United States person;

     o is owned by a United States person that (a) is a foreign branch of a United States financial institution, as defined in applicable United States Treasury Regulations, which we refer to as a "financial institution," purchasing for its own account or for resale, or (b) is acquiring the bearer security through a foreign branch of a United States financial institution and who holds the bearer security through that financial institution through that date, and in either case (a) or (b) above, each of those United States financial institutions agrees, on its own behalf or through its agent, that the Bank may be advised that it will comply with the requirements of
          Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder; or

     o is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and, in addition, if the owner of the bearer security is a United States or foreign financial institution described in this clause, whether or not also described in the first or second clause above, the financial institution certifies that it has not acquired the bearer security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

     We will make payments on bearer securities only outside the United States and its possessions except as permitted by the above regulations.

     Bearer securities, other than temporary global securities, and any coupons issued with bearer securities, will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in this legend provide that, with exceptions, a United States person who holds the bearer security or coupon will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of that bearer security or coupon.

     As used herein, "United States person" means a citizen or resident of the United States for United States federal income tax purposes, a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, or any state of the United States or the District of Columbia, or an estate or a trust the income of which is subject to United States federal income taxation regardless of its source. In addition, some trusts treated as United States persons before August 20, 1996 may elect to continue to be so treated to the extent provided in the Treasury Regulations.

                              PLAN OF DISTRIBUTION

     We and Holding may sell the securities being offered by this prospectus in three ways: (1) through selling agents, (2) through underwriters and/or (3) through dealers. Any of these selling agents, underwriters or dealers in the United States or outside the United States may include affiliates of the Bank and Holding.

     We may designate selling agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, and state any commissions we are to pay to that agent in the applicable prospectus supplement. That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

     If we use any underwriters to offer and sell these securities, we and Holding will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction in the applicable prospectus supplement.

     If we use a dealer to offer and sell these securities, we will sell the securities to the dealer, as principal, and will name the dealer in the applicable prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

     Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through a selling agent -- in each case, less other expenses attributable to issuance and distribution.

     In order to facilitate the offering of these securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the over-allotment option. The underwriters may also sell these securities or any other securities in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Selling agents, underwriters and dealers may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     If so indicated in the prospectus supplement, we will authorize selling agents, underwriters or dealers to solicit offers by some purchasers to purchase debt securities from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers.

     Any underwriter, selling agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

     To the extent an initial offering of the securities will be distributed by an affiliate of the Bank and Holding each such offering of securities will be conducted in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., which is commonly referred to as the NASD, regarding a NASD member firm's distribution of securities of an affiliate. Following the initial distribution of any of these securities, affiliates of the Bank and Holding may offer and sell these securities in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Such affiliates may also use this prospectus in connection with these transactions. None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

     In the event that any NASD member participates in a public offering of these securities: (a) the actual price and selling terms will be disclosed in post-effective amendments or prospectus or pricing supplements; (b) the maximum compensation to be received by any NASD member in this distribution will be disclosed and submitted for approval with the NASD's Corporate Financing Department (the "Department"); and (c) prior to the commencement of the distribution, underwriting documents proposed for use will be submitted to the Department for review. Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

                                 LEGAL MATTERS

     The validity of the debt securities and guarantee will be passed upon for the Bank and Holding by Laura Schisgall, Esq., Senior Vice President and Derivatives Counsel, and certain matters of Dutch law will be passed upon for the Bank and Holding by Clifford Chance Limited Liability Partnership. Davis Polk & Wardwell will pass upon some legal matters relating to these securities for any selling agents or underwriters. Davis Polk & Wardwell has in the past represented Holding and its affiliates, including the Bank, and continues to represent Holding and its affiliates on a regular basis and in a variety of matters.


                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules of Holding incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2002 have been so incorporated in reliance on the report of Ernst & Young, independent accountants, given on the authority of the firm as experts in accounting and auditing.


            ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES

     Holding, the Bank and some of its affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, which is commonly referred to as ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if the debt securities are acquired by or with the assets of a pension or other employee benefit plan with respect to which Holding, the Bank or any of its affiliates is a service provider, unless those debt securities are acquired pursuant to an exemption for transactions effected on behalf of one of these plans by a "qualified professional asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. ANY INSURANCE COMPANY OR PENSION OR EMPLOYEE BENEFIT PLAN, OR ANY PERSON INVESTING THE ASSETS OF A PENSION OR EMPLOYEE BENEFIT PLAN, PROPOSING TO INVEST IN THE DEBT SECURITIES SHOULD CONSULT WITH ITS LEGAL COUNSEL.

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE OFFERING TO SELL THESE SECURITIES AND SEEKING OFFERS TO BUY THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ABN AMRO BANK N.V. OR ABN AMRO HOLDING N.V. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.
--------------------------------------------------------------------------------

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
                                                    PAGE
                                                    ----
Summary of Prospectus Supplement.............       PS-3
Risk Factors.................................       PS-8
Hypothetical Sensitivity Analysis of Total
  Return of the Securities at Maturity.......       S-14
Incorporation of Documents by Reference......       S-16
Commodities Futures Markets..................       S-17
Description of the Index.....................       S-18
Description of Securities....................       S-26
The Depositary ..............................       S-32
Use of Proceeds..............................       S-33
ERISA Matters................................       S-34
Taxation.....................................       S-35
Plan of Distribution.........................       S-38

PROSPECTUS
                                                    PAGE
                                                    ----
About This Prospectus........................          2
Where You Can Find Additional Information....          3
Consolidated Ratio of Earnings to Fixed
  Charges....................................          5
ABN AMRO Bank N.V............................          6
ABN AMRO Holding N.V.........................          6
Use of Proceeds..............................          7
Description of Debt Securities...............          8
Forms of Securities..........................         14
Plan of Distribution.........................         17
Legal Matters................................         19
Experts......................................         19
ERISA Matters for Pension Plans
 and Insurance Companies.....................         19
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                               ABN AMRO BANK N.V.

                                  $___________

                     FULLY AND UNCONDITIONALLY GUARANTEED BY
                              ABN AMRO HOLDING N.V.


                         10-YEAR NOTES DUE APRIL 18, 2016
         LINKED TO THE DOW JONES - AIG COMMODITY INDEX TOTAL RETURN(SM)



                              PROSPECTUS SUPPLEMENT
                              (TO PROSPECTUS DATED
                               SEPTEMBER 17, 2003)


                         AIG FINANCIAL SECURITIES CORP.





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